Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214802

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated January 9, 2017)

1,770,084 shares

Common Stock

This is a public offering of 1,600,000 shares of SmartFinancial, Inc. common stock. We are offering 1,600,000 shares of common stock to be sold in the offering, and if the 30-day over-allotment option is exercised by our underwriters (as discussed in the section of this prospectus supplement titled “Underwriters”), we will offer up to an additional 240,000 shares of common stock to such underwriters. The selling shareholders identified in this prospectus supplement are offering 170,084 shares of common stock in this offering. We will not receive any proceeds from the sale of shares by the selling shareholders.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “SMBK.” On January 17, 2017, the last sale price of the shares as reported on the Nasdaq Capital Market was $18.50 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page S-17 of this prospectus supplement, as discussed in our most recent annual report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q and in the other documents we file from time to time with the Securities and Exchange Commission for a discussion of certain risks that you should consider before investing in our common stock.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of common shares may be deemed to be “underwriters” under the Securities Act of 1933, as amended.

	Per share	Total
Public offering price
Underwriting discounts and commissions(1)
Proceeds, before expenses, to SmartFinancial, Inc.
Proceeds, before expenses, to the selling shareholders

(1)

We have granted the Underwriters an option to purchase additional shares to cover any over-allotments, and if such option is exercised in full, the total underwriting discounts and commissions payable by us will be $        , and total proceeds to us, before expenses, will be $        . See the section of this prospectus supplement titled “Underwriting” for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock to be sold in this offering are not savings accounts, deposits or other obligations of our bank subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other government agency.

The underwriter expects to deliver the shares on or about                 , 2017.

RAYMOND JAMES

HOVDE GROUP, LLC

The date of this prospectus supplement is                 , 2017.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS

This document is presented in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and contains specific information about the selling shareholders. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering. Generally, the term “prospectus” refers to both parts of the document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

We, the selling shareholders, and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholders and the underwriters, are not making an offer to sell the common stock and are not seeking offers to buy the common stock in any jurisdiction where the offer or sale is not permitted. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein is accurate only as of the date of the respective document regardless of the time of delivery of such document or any sale of the common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus, and the information incorporated by reference, you should rely on the information in the document with the most recent date.

In this prospectus supplement, “we,” “our,” “us,” “SmartFinancial” or “the Company” refers to SmartFinancial, Inc., a Tennessee corporation, and our consolidated banking subsidiary, SmartBank, a Tennessee state chartered bank, unless the context indicates that we are referring only to the parent company, SmartFinancial, Inc. In this prospectus, “Bank” or “SmartBank” refers to SmartBank, a Tennessee banking corporation and our wholly-owned subsidiary.

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you without charge upon written or oral request to SmartFinancial at the address or telephone number indicated in the section entitled “Where You Can Find More Information” in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal, or tax advice. You should consult your own counsel, accountants, and other advisers for legal, tax, business, financial, and related advice regarding the purchase of the common stock offered by this prospectus supplement.

INDUSTRY AND MARKET DATA

This prospectus supplement includes statistical and other industry and market data that we obtained from governmental reports and other third party sources. Our internal data, estimates, and forecasts are based on information obtained from governmental reports, trade and business organizations, and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that this information is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts, and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section beginning on page S-17 of this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, projections, and statements of our beliefs concerning future events, business plans, expected operating results and the assumptions upon which those statements are based, including but not limited to, the statements in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and the like, the negatives of such expressions, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of a current condition. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, financial condition, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to:

•	weakness or a decline in the U.S. economy, in particular in Tennessee, and other markets in which we operate;

•	the possibility that our asset quality would decline or that we experience greater loan losses than anticipated;

•	the impact of liquidity needs on our results of operations and financial condition;

•	competition from financial institutions and other financial service providers;

•	the impact of negative developments in the financial industry and U.S. and global capital and credit markets;

•	the impact of recently enacted and future legislation and regulation on our business;

•	negative changes in the real estate markets in which we operate and have our primary lending activities, which may result in an unanticipated decline in real estate values in our market area;

•	risks associated with our growth strategy, including a failure to implement our growth plans or an inability to manage our growth effectively;

•	claims and litigation arising from our business activities and from the companies we acquire, which may relate to contractual issues, environmental laws, fiduciary responsibility, and other matters;

•

cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems we operate or rely upon for services to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems and negatively impact our operations and our reputation in the market;

•

results of examinations by our primary regulators, the Tennessee Department of Financial Institutions (which we refer to as the TDFI), the Board of Governors of the Federal Reserve System (which we refer to as the Federal Reserve), and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	the relatively greater credit risk of commercial real estate loans and construction and land development loans in our loan portfolio;

•	unanticipated credit deterioration in our loan portfolio or higher than expected loan losses within one or more segments of our loan portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	changes in expected income tax expense or tax rates, including changes resulting from revisions in tax laws, regulations and case law;

•	our ability to retain the services of key personnel;

•	the impact of Tennessee’s anti-takeover statutes and certain of our charter provisions on potential acquisitions of us;

•	our ability to use the net proceeds of this offering as currently contemplated; and

•	other risks described in the “Risk Factors” section herein and in our annual report on Form 10-K for the year ended December 31, 2015.

We do not assume any obligation to update any forward-looking statements, except as required by law. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional risks and disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC that could cause actual results to be significantly different from those expressed or implied by these forward looking statements. See “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

The following prospectus supplement summary highlights selected information from this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this prospectus supplement summary together with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q and other reports or information that we file from time to time with the SEC, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

SmartFinancial, a Tennessee corporation, is a bank holding company headquartered in Knoxville, Tennessee. Our wholly-owned subsidiary, SmartBank, provides a wide range of banking, mortgage, and financial services to business and individual customers. With 12 branches across east Tennessee and in northwest Florida, we were the 11th largest commercial bank headquartered in Tennessee as of September 30, 2016, and one of the largest commercial banks headquartered in east Tennessee, based on asset size.

As of December 31, 2016, on a consolidated basis, we had total assets of $1.06 billion, total deposits of $907 million and shareholders’ equity of $105 million. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “SMBK.” Our Senior Non-Cumulative Perpetual Series B Preferred Stock, or the SBLF Preferred Stock, is not traded on any exchange.

Our executive offices are located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and our telephone number is (865) 437-5700. Our website address is www.smartbank.com. The information located on or accessible from our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus or incorporated in any other filings that we make with the SEC.

Recent Developments

On January 17, 2017, we issued a press release announcing our preliminary financial results as of and for the quarter and year ended December 31, 2016. The following discussion includes information from that earnings release. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page S-65 of this prospectus supplement, in our annual report on Form 10-K for the year ended December 31, 2015, and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016, and September 30, 2016, which are incorporated herein by reference, and our audited consolidated financial statements and unaudited condensed consolidated interim financial statements, and the related notes thereto, each incorporated by reference herein. Our financial results for the three months and year ended December 31, 2016 do not necessarily indicate the results that can be expected for our 2017 fiscal year.

Mauldin & Jenkins, LLC, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the financial information included in the following discussion. Accordingly, Mauldin & Jenkins does not express an opinion or any other form of assurance with respect thereto.

We are currently preparing our annual report on Form 10-K for the year ended December 31, 2016, which will contain our audited consolidated financial statements. The preliminary results of operations described below are subject to the completion of our financial closing procedures, including an independent audit by Mauldin & Jenkins, and are not a comprehensive statement of our financial results for the year ended December 31, 2016 or any time thereafter. We advise you that our actual results may differ materially from these estimates as a result of the completion of our independent audit and financial closing procedures and other developments arising between now and the time that we expect to finalize financial results for the year ended December 31, 2016 not later than March 31, 2017.

Net income available to common shareholders totaled $1.4 million in the fourth quarter of 2016, or $0.22 per diluted share of common stock, compared to $1.3 million, or $0.22 per diluted share of common stock, in the third quarter of 2016 and over $1.2 million, or $0.22 per diluted share of common stock in the fourth quarter of 2015.

Net interest income to average assets of 3.82 percent for the fourth quarter of 2016 increased from 3.76 percent in the third quarter of 2016. Net interest income totaled $9.9 million in the fourth quarter of 2016 compared to $9.7 million in the third quarter of 2016. Net interest income was positively impacted during the quarter by increases in earning asset balances and higher earning asset yields. Net interest margin increased from 4.03 percent in the third quarter of 2016 to 4.05 percent in the fourth quarter of 2016 primarily due to higher average loan balances and higher loan yields.

Provision for loan losses was $171 thousand in the fourth quarter of 2016, compared to $261 thousand in the third quarter of 2016. The decrease in provision for loan losses was due to credit improvements in the loan portfolio during the quarter. Annualized net charge-offs in the fourth quarter of 2016 remained at a very low level, just 0.02 percent of average loans compared to 0.01 percent in the third quarter of 2016.

The allowance for loan losses, or the ALLL, was $5.1 million, or 0.63 percent of total loans, as of December 31, 2016, compared to $5.0 million, or 0.62 percent of total loans, as of September 30, 2016 and was favorably impacted by the continued accretion of fair value discounts associated with acquired loans.

Nonperforming loans as a percentage of total loans was 0.26 percent as of December 31, 2016, which was up slightly from 0.17 percent from September 30, 2016. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.43 percent as of December 31, 2016, compared to 0.38 percent as of September 30, 2016.

Non-interest income to average assets of 0.37 percent for the quarter ended December 31, 2016 decreased from 0.47 percent in the third quarter of 2016. Non-interest income totaled $948 thousand in the fourth quarter of 2016, compared to $1.2 million in the third quarter of 2016. The decrease in non-interest income was primarily due to lower gains on sale of foreclosed assets.

Non-interest expense to average assets of 3.11 percent for the quarter was down from 3.13 percent in the third quarter of 2016 and was the lowest of any quarter in 2016. Non-interest expense totaled $8.0 million in the fourth quarter of 2016, which was down slightly from the third quarter of 2016.

Merger of Legacy SmartFinancial and Cornerstone Bancshares

SmartFinancial was incorporated in 1983 and originally headquartered in Chattanooga, Tennessee. We previously operated under the name Cornerstone Bancshares, Inc. On August 31, 2015, we completed our merger with Legacy SmartFinancial, Inc., with Cornerstone Bancshares surviving the merger, changing its name to “SmartFinancial, Inc.” and relocating its headquarters to Knoxville, Tennessee.

After the merger, shareholders of Legacy SmartFinancial owned approximately 56% of the outstanding common stock of the combined entity on a fully-diluted basis, after taking into account the exchange ratio and new shares issued as part of a concurrent capital raise through a private placement. While Cornerstone Bancshares was the acquiring entity for legal purposes, the merger was accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 805-10. Under this guidance, for accounting purposes, Legacy SmartFinancial was the acquirer in the merger, and as a result the historical financial statements of the combined entity are the historical financial statements of Legacy SmartFinancial.

The assets and liabilities of Cornerstone Bancshares as of the effective date of the merger were recorded at their respective estimated fair values and combined with those of Legacy SmartFinancial. The excess of the purchase price over the net estimated fair values of the acquired assets and liabilities was allocated to identifiable intangible assets with the remaining excess allocated to goodwill. In periods following the merger, the financial statements of the combined entity have included the results attributable to Cornerstone Bancshares’ subsidiary bank, Cornerstone Community Bank, beginning on the date the merger was completed. As a result of the merger our assets increased approximately $450 million and liabilities increased approximately $421 million. The merger had a significant impact on all aspects of our financial statements, and as a result, financial results after the merger may not be comparable to financial results prior to the merger.

On February 26, 2016, we merged SmartBank and Cornerstone Community Bank, with SmartBank surviving the merger.

SmartFinancial: Strong Franchise in Growing Markets

Our vision is to build exceptional value for our brand, clients, communities, associates, and shareholders by delivering more than they think possible. Our core business strategy starts with recruiting and retaining talented, experienced individuals and empowering them to make decisions allowing them to deliver exceptional client service. We focus heavily on strategic branching and take a disciplined and intelligent approach to lending with significant local decision-making which positions us to win business over our competitors. Our specialized focus on both local markets and small and medium-sized business-related market segments coupled with a broad array of products, new technology, and seasoned banking professionals, continues to drive growth in all business segments.

We seek to capitalize on customer dissatisfaction with many of our competitors who we believe are less able than we are to meet the needs of the small to medium-sized businesses that we focus our efforts on. We utilize our business strategies to differentiate ourselves from other financial institutions operating in our market areas and seek to provide innovative and convenient services to clients.

Our Markets

We operate 12 branches throughout Chattanooga, Knoxville, and Sevierville, in east Tennessee, as well as the Crestview-Fort Walton Beach-Destin and Pensacola-Ferry Pass-Brent metropolitan statistical area, or MSA, in the Florida Panhandle. On completion of the pending acquisition of a Cleveland, Tennessee, branch as well as the conversion of our Panama City, Florida loan production office into a retail branch, we will operate 14 branches. Our exposure to the Knoxville and Chattanooga markets, along with the I-75 corridor, including the pending market expansion into Cleveland, Tennessee, offers (i) a combination of economic diversity and an attractive growth profile, (ii) a market dominated by regional banks from whom community banks traditionally have been able to gain market share and (iii) the opportunity to benefit from normal dislocation of potential clients and human capital as a result of a recent bank consolidation within this market area.

Knoxville MSA: Knoxville is among the 10 fastest growing US Cities, with roughly 25% of employers in the area expecting to continue hiring. The Knoxville-Oak Ridge area, which is also known as the “Innovation Corridor” is a key alternative-energy hub.

Chattanooga MSA: The Chattanooga MSA is the second fastest growing MSA of Tennessee’s four major cities since 2010, in part as a result of Volkswagen’s growing footprint and increased locally owned businesses. In 2016, a new $67 million distribution center and regional headquarters for Coca-Cola was opened.

Cleveland MSA/Bradley County: The pending branch acquisition takes SmartFinancial into the Cleveland, Tennessee MSA and Bradley County. Cleveland ranks second in the nation’s top 10 metropolitan communities, regarding the health of the housing market. Cleveland, Tennessee added more jobs in the past year than any other U.S. city. Bradley County has a diverse workforce environment, with industries ranging from manufacturing, food processing, customer service, healthcare, financial services, education, and retail and trade.

Pensacola MSA: The Pensacola MSA is a sea port with a population of 487,757 and a 10-year projected population rate of 6.1%. Employment in the defense industry and non-uniformed workforce contributes to more than 80,000 jobs in the Pensacola MSA region. The Crestview-Fort Walton Beach-Destin, Florida MSA has a population of 268,414, 10-year projected population rate of 7.9%, and is one of the fastest-growing MSAs in Florida.

2017 – 2022 MSA Projected. Population and Housing Growth (%)

Source: SNL Financial

Focus on Continued Profitable Growth Both Organically and Through M&A

Our current executive team and board of directors, led by our Chief Executive Officer and President Billy Carroll and our Chairman, Miller Welborn, who led Cornerstone Bancshares prior to the merger, have successfully incorporated members from both Legacy SmartFinancial and Cornerstone Bancshares. The team’s combination of experienced local bankers and entrepreneurs means that our team combines the conservative credit culture and disciplined underwriting critical to run a profitable and sound financial institution with individuals that recognize the need to drive both organic and strategic growth initiatives.

With the support of our board of directors, we invest considerable time and energy in targeting and pursuing strategic opportunities while remaining similarly focused on organically growing our business based on a strategy of taking market share from vulnerable, larger regional and super-regional competitors. While we have been disciplined, our acquisition initiatives have led to the successful completion of an FDIC-assisted acquisition of GulfSouth Private Bank in 2012, the merger with Cornerstone Bancshares in 2015, a currently pending branch acquisition in Cleveland, Tennessee, and a lift-out of a three person Cleveland, Tennessee-based lending team from a local competitor. As a result of these successful strategic initiatives, we intend to continue to use the expertise and experience gained to continue to grow market share and expand. As a community bank with total assets in excess of $1.0 billion, headquartered in east Tennessee, we are well positioned to attract and retain experienced and qualified banking talent and provide an attractive platform with which to merge for smaller competitors seeking to enhance their competitive position and product set. Our listing on the Nasdaq Capital Market and allocation of management time and resources to developing capital markets sponsorship of our common stock is also intended to facilitate strategic growth by offering smaller partners access to more liquidity for their shareholders. As part of these initiatives, our management team and the board of directors, through their respective networks, maintain an ongoing outreach and dialogue with potential partners in our target markets.

Our management team and board of directors use a prudent approach when considering strategic acquisitions. We evaluate all opportunities based on several key metrics including earnings per share accretion, tangible book value dilution/earnback and internal rate of return. Management also spends a significant amount of time considering market areas for future expansion and our ability to successfully compete in these new markets. As a result, we focus mainly on opportunities available in current SmartFinancial markets as well as tie-in/continuous market opportunities. In addition, when evaluating potential opportunities, we place heightened emphasis on other critical factors which we believe will drive the success of the merger. These factors include the make-up of a target’s deposit base, loan mix and asset quality, our ability to scale up its lending platform and cross-sell products and services and the achievability of target expense reductions and cost savings.

Improving Performance Will be Further Enhanced by Future Organic and Strategic Growth

Our banking franchise is generating increasing profitability and is positioned for further near-term improvement. Strong net interest margins, lower credit costs and increased operating leverage have aided us as we move closer to achieving our strategic goal of achieving a return on average assets of over 1.0%. Our strong transaction account base made up of DDA, savings and money market deposits of $591 million at December 31, 2016 and low cost of deposits of (0.48% for the fourth quarter of 2016) have resulted in a fourth quarter 2016 net interest margin of 4.05% vs. a median net interest margin of 3.65% for similar peers. While our efficiency ratio remains elevated relative to peers (74% vs. 63%), we believe our investment in infrastructure and personnel can support a much larger institution. As a result, we do not believe future significant increases in operating platform and personnel expenditures will be necessary to support near-term organic growth and acquisitions.

The table below shows our growth and performance history from December 31, 2014 through December 31, 2016:

SmartFinancial, Inc.

($ in thousands)	FY 2014	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Balance Sheet
Total Assets	$533,801	$1,023,963	$1,016,224	$1,034,798	$1,040,726	$1,062,456
Net Loans	$359,523	$723,361	$736,412	$768,676	$792,178	$808,271
Deposits	$454,807	$858,483	$859,111	$888,749	$860,843	$907,065
Total Shareholders’ Equity	$55,888	$100,177	$101,988	$103,064	$105,170	$105,240
Loans / Deposits	80%	85%	86%	87%	92%	90%
Profitability Measures
Net Interest Margin	4.10%	4.06%	3.96%	4.16%	4.03%	4.05%
Efficiency Ratio	83%	85%	78%	80%	74%	74%
ROAA	0.36%	0.22%	0.54%	0.48%	0.63%	0.64%

In addition to funding future growth and potential acquisitions, we intend to use approximately $12.1 million of the proceeds of this offering to repay, subject to required regulatory approvals, the SBLF Preferred Stock, which currently pays a 9.0% dividend. The replacement of this capital with common equity will have a positive near-term impact on earnings available to common stockholders.

Strong Credit Quality

Despite the high level of growth experienced, we maintain excellent credit quality, as evidenced by low levels of nonperforming assets as a percentage of total assets, or NPAs, and minimal charge-offs. The current low level of NPAs is reflective of our strong oversight and a conservative credit culture. The chart below shows our asset quality history from December 31, 2014 through December 31, 2016:

SmartFinancial, Inc.

($ in thousands)	FY 2014	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Asset Quality
Nonperforming Assets / Assets	1.88%	0.79%	0.82%	0.69%	0.38%	0.43%
NCOs / Avg Loans	0.20%	0.09%	(0.02%)	0.01%	0.01%	0.02%
Reserves / Loans	1.07%	0.60%	0.61%	0.61%	0.62%	0.63%

Positioned for Increased Liquidity

At the conclusion of the offering, SmartFinancial will have a market capitalization of approximately $140 million. The increased market cap and share count could potentially increase our liquidity and align the Company for potential inclusion in the Russell 2000 Index.

THE OFFERING

The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate herein by reference, carefully before making a decision about whether to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-17 of this prospectus supplement to determine whether an investment in our common stock is appropriate for you. This prospectus supplement includes forward-looking statements that involve risks and uncertainties. For a more complete understanding of our common stock, you should read the section entitled “Description of Our Capital Stock – Description of Common Stock; Description of Preferred Stock” beginning on page S-64.

Common stock offered by us	1,600,000 (or 1,840,000 if the underwriters exercise their over-allotment option in full.)

Common stock offered by the selling shareholders	170,084

Over-allotment option	We have granted to the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 240,000 shares of our common stock solely to cover over-allotments, if any. Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase these additional shares of our common stock.

Public offering price per share	$

Common stock to be outstanding after this offering	7,701,642 (or 7,941,642 if the underwriters exercise their over-allotment option in full.)

The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of January 13, 2017 (5,896,558 shares of common stock) and excludes a total of 629,487 shares of common stock issuable as of that date upon exercise of outstanding options to purchase shares of our common stock. In connection with this offering, the selling shareholders will exercise 170,084 options to purchase common stock at a weighted average exercise price of $9.52. For more information, see the sections of this prospectus supplement titled “Selling Shareholders” beginning on page S-43.

Nasdaq Capital Market symbol for our common stock	SMBK

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

We estimate that the net proceeds from the sale of shares of common stock by us will be approximately $ million, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use approximately $12.1 million of these net proceeds to voluntarily redeem, subject to receipt of required regulatory approvals, all of the outstanding shares of our SBLF Preferred Stock, and the remaining portion of the net proceeds for general corporate purposes, which may include working capital or providing capital to support our growth organically or through the acquisition of banks or bank branches. We will retain broad discretion over the use of the net proceeds of this offering received by us. For more information, see the section herein titled “Use of Proceeds.”

Risk Factors	Please refer to the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and those included in our annual report on Form 10-K for the year ended December 31, 2015, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical consolidated financial data of SmartFinancial, or Legacy SmartFinancial for periods prior to August 31, 2015, as of and for the nine months ended September 30, 2016 and 2015, (ii) our summary consolidated financial data as of and for the years ended December 31, 2015 and 2014, and (iii) other data as of and for the periods indicated. The summary historical consolidated financial data as of and for the years ended December 31, 2015 and 2014 were derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of September 30, 2016, and for the nine months ended September 30, 2016 and 2015 were derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement, and the unaudited consolidated financial data as of September 30, 2015 is derived from our unaudited condensed consolidated financial statements not included or incorporated by reference in this prospectus supplement, each of which has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited consolidated financial data as of and for the nine months ended September 30, 2016 and 2015 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. However, operating results for the nine-month period ended September 30, 2016 are not necessarily indicative of the results that may be expected for the fiscal year ended as of December 31, 2016.

The summary historical consolidated financial data presented on the following pages represents only portions of our financial statements and, accordingly, is not complete. The following information should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the related notes thereto, incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the period ended September 30, 2016, each of which is incorporated herein by reference, and the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus supplement.

	As of and for the nine months ended		As of and for the years ended
(In thousands)	September 30, 2016	September 30, 2015	December 31, 2015	December 31, 2014
Balance Sheet
Cash and cash equivalents	$58,587	$89,936	$79,965	$46,736
Securities available for sale	138,628	152,150	166,413	98,876
Loans, net of allowance for loan losses	792,178	706,611	723,361	359,523
Average interest earning assets	936,431	526,535	615,317	455,466
Bank premises and equipment, net	27,863	25,266	25,038	15,939
Foreclosed assets	2,536	9,647	5,358	4,983
Goodwill and core deposit intangible, net	6,675	7,034	6,941	258
Total assets	1,040,726	1,007,057	1,023,963	533,801
Deposits	860,842	846,992	858,483	454,807
Borrowings	43,048	39,278	34,187	12,000
Preferred stock	12	12	12	12
Total shareholders’ equity	$105,170	$98,436	$100,177	$55,888

	As of and for the nine months ended		As of and for the years ended
(In thousands)	September 30, 2016	September 30, 2015	December 31, 2015	December 31, 2014
Income Statement
Interest income	$31,588	$17,186	$27,753	$20,691
Interest expense	3,179	1,737	2,757	2,037
Provision for loan losses	617	356	923	432
Net interest income after provision for loan losses	27,792	15,094	24,073	18,223
Noninterest income	3,236	1,088	2,243	1,171
Noninterest expenses	24,474	15,114	23,166	16,443
Income before income tax expense	6,554	1,068	3,150	2,950
Income tax expense	2,402	740	1,641	1,118
Net income	$4,151	$328	$1,510	$1,833

Preferred stock dividends	$752	$90	$120	$120

Net income available to common stockholders	$3,399	$238	$1,390	$1,713

Performance Ratios
Return on average assets	0.63%	0.05%	0.22%	0.36%
Return on average shareholders’ equity	6.14%	0.52%	2.15%	3.41%
Net interest income / average assets	3.76%	3.55%	3.66%	3.71%
Non-interest income / average assets	0.47%	0.25%	0.33%	0.22%
Non-interest expense / average assets	3.66%	3.47%	3.39%	3.29%
Net interest margin(1)	4.05%	3.91%	4.06%	4.10%
Efficiency Ratio(2)	77%	80%	85%	83%
Per Common Share
Net income, basic	0.58	0.07	0.35	0.58
Net income, diluted	0.56	0.06	0.32	0.52
Book value per common share(3)	15.83	15.08	15.19	14.80
Common shares outstanding at period end	5,885	5,732	5,806	2,966
Weighted average common shares outstanding, basic	5,821	3,391	3,985	2,964
Weighted average common shares outstanding, diluted	6,092	3,699	4,282	3,293
Composition of Loans
Commercial real estate	394,346	365,607	369,777	193,451
Consumer real estate	183,528	162,090	161,694	81,414
Construction and land development	128,733	97,050	105,478	52,505
Commercial and industrial	83,534	81,107	84,951	33,719
Consumer and other	7,001	4,585	5,815	2,314
Total, gross	797,142	710,439	727,715	363,403

	As of and for the nine months ended		As of and for the years ended
(In thousands except per share data)	September 30, 2016	September 30, 2015	December 31, 2015	December 31, 2014
Asset Quality
Nonperforming loans	$1,370	$2,126	$2,754	$5,067
Foreclosed assets	2,536	9,647	5,358	4,983
Total nonperforming assets	$3,906	$11,773	$8,112	$10,050
Nonperforming loans as a percentage of total gross loans	0.17%	0.30%	0.38%	1.39%
Allowance as a percentage of total gross loans	0.63%	0.54%	0.60%	1.07%
Capital Ratios (Company)
Total capital (to risk-weighted assets)	12.0%	12.1%	12.3%	N/A	(4)
Tier 1 capital (to risk-weighted assets)	11.4%	11.7%	11.8%	N/A	(4)
Common equity Tier 1 capital (to risk-weighted assets)	10.0%	10.2%	10.3%	N/A	(4)
Tier 1 capital (to average assets)	9.8%	9.4%	9.5%	N/A	(4)
Capital Ratios (Bank)
Total capital (to risk-weighted assets)	11.8%	13.8%	13.0%	14.73%
Tier 1 capital (to risk-weighted assets)	11.3%	12.9%	12.2%	13.83%
Common equity Tier 1 capital (to risk-weighted assets)	11.3%	12.9%	12.2%	N/A	(5)
Tier 1 capital (to average assets)	9.6%	10.1%	10.1%	10.83%

(1)	Annualized net interest income divided by average earning assets for the period.
(2)	Noninterest expenses as a percentage of net interest income plus total noninterest income.
(3)	Book value per share equals our total shareholders’ equity as of the date presented, minus the preferred shares equity, divided by the number of shares of our common stock outstanding as of the date presented.
(4)	SmartFinancial regulatory filings did not include capital ratios prior to 2016.
(5)	Ratio went into effect in 2016.

RISK FACTORS

An investment in our common stock is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the information included in our annual report on Form 10-K for the year ended December 31, 2015 and other documents that we subsequently filed with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings. Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair our business operations. This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the trading price and value of shares of our common stock could decline significantly, and you could lose all or part of your investment.

Risks Related to Our Company

If our allowance for loan and lease losses and fair value adjustments with respect to acquired loans is not sufficient to cover actual loan losses, our earnings will be adversely affected.

Our success depends significantly on the quality of our assets, particularly loans. Like other financial institutions, we are exposed to the risk that our borrowers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. As a result, we may experience significant loan losses that may have a material adverse effect on our operating results and financial condition.

We maintain an allowance for loan and lease losses with respect to our loan portfolio, in an attempt to cover loan losses inherent in our loan portfolio. In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions. We also make various assumptions and judgments about the collectability of our loan portfolio, including the diversification in our loan portfolio, the effect of changes in the economy on real estate and other collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic conditions and their probable impact on borrowers, the amount of charge-offs for the period and the amount of nonperforming loans and related collateral security.

The application of the acquisition method of accounting in our acquisitions has impacted our allowance for loan and lease losses. Under the acquisition method of accounting, all acquired loans were recorded in our consolidated financial statements at their fair values at the time of acquisition and the related allowance for loan and lease losses was eliminated because credit quality, among other factors, was considered in the determination of fair value. To the extent that our estimates of fair values are too high, we will incur losses associated with the acquired loans. The allowance, if any, associated with our purchased credit impaired loans reflects deterioration in cash flows since acquisition resulting from our quarterly re-estimation of cash flows which involves complex cash flow projections and significant judgment on timing of loan resolution.

If our analysis or assumptions prove to be incorrect, our current allowance may not be sufficient, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to the allowance for loan and lease losses would materially decrease our net income and adversely affect our general financial condition.

In addition, federal and state regulators periodically review our allowance for loan and lease losses and may require us to increase our allowance for loan and lease losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan and lease losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our operating results and financial condition.

We may not be able to adequately measure and limit our credit risk, which could lead to unexpected losses.

The business of lending is inherently risky, including risks that the principal of or interest on any loan will not be repaid timely or at all or that the value of any collateral supporting the loan will be insufficient to cover our outstanding exposure. These risks may be affected by the strength of the borrower’s business sector and local, regional and national market and economic conditions. Our risk management practices, such as monitoring the concentration of our loans within specific industries and our credit approval practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. Finally, many of our loans are made to small and midsized businesses, that may be less able to withstand competitive, economic and financial pressures than larger borrowers. A failure to effectively measure and limit the credit risk associated with our loan portfolio could have an adverse effect on our business, financial condition and results of operations.

Our concentration in loans secured by real estate, particularly commercial real estate and construction and development, may increase our loan losses.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer, and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market areas. Consequently, declines in economic conditions in these market areas may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are more geographically diverse.

At September 30, 2016, approximately 89 percent of our loans had real estate as a primary or secondary component of collateral, with 18 percent of those loans secured by construction and development collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Real estate values declined significantly during the most recent economic crisis and may react similarly in future periods of economic crisis. Although real estate prices in most of our markets have stabilized or are improving, a renewed decline in real estate values would expose us to further deterioration in the value of the collateral for all loans secured by real estate and may adversely affect our results of operations and financial condition.

Commercial real estate loans are generally viewed as having more risk of default than residential real estate loans, particularly when there is a downturn in the business cycle. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. Cash flows may be affected significantly by general economic conditions and a downturn in the local economy or in occupancy rates in the local economy where the property is located, each of which could increase the likelihood of default on the loan. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in the percentage of nonperforming loans. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses, and an increase in charge-offs, all of which could have a material adverse effect on our results of operations and financial condition, which could negatively affect our stock price.

Banking regulators are examining commercial real estate lending activity with heightened scrutiny and may require banks with higher levels of commercial real estate loans like us to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures, which could have a material adverse effect on our results of operations, which in turn could negatively affect our stock price. Moreover, regulators may be slower to grant approvals of regulatory applications filed by financial institutions with significant levels of commercial real estate loans, including applications filed in connection with acquisitions, or condition their approvals of such applications on the financial institution increasing capital levels above levels required to be considered “well-capitalized” under applicable bank regulations.

Commercial and industrial loans and owner-occupied commercial real estate loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the assets securing the loans have the following characteristics: (i) they depreciate over time, (ii) they are difficult to appraise and liquidate, and (iii) they fluctuate in value based on the success of the business.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction or development equals or exceeds the cost of the property construction or development (including interest), the availability of permanent take-out financing and the builder’s ability to ultimately sell the property. During the construction or development phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial real estate loans, commercial and industrial loans and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

We also make both secured and unsecured loans to our commercial clients. Secured commercial loans are generally collateralized by real estate, accounts receivable, inventory, equipment or other assets owned by the borrower or may include a personal guaranty of the business owner. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Because of this lack of collateral, we are limited in our ability to collect on defaulted unsecured loans. Furthermore, the collateral that secures our secured commercial and industrial loans typically includes inventory, accounts receivable and equipment, which if the business is unsuccessful, usually may have a value that is insufficient to satisfy the loan without a loss.

In addition, in recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. In the future, we could become subject to claims based on this or other evolving legal theories.

Declines in the businesses or industries of our customers could cause increased credit losses and decreased loan balances, which could adversely affect our financial results.

We have meaningful credit exposures to borrowers in certain businesses, including commercial and residential building lessors, new home builders, and land subdividers. These industries experienced adversity during 2008 through 2010 as a result of sluggish economic conditions, and, as a result, an increased level of borrowers in these industries were unable to perform under their loan agreements with us, or suffered loan downgrades which negatively impacted our results of operations. If the economic environment in our markets weakens in 2017 or beyond, these industry concentrations could result in increased deterioration in credit quality, past dues, loan charge offs and collateral value declines, which could cause our earnings to be negatively impacted. Furthermore, any of our large credit exposures that deteriorate unexpectedly could cause us to have to make significant additional loan loss provisions, which could adversely affect our financial results.

The small to medium-sized businesses that we lend to may have fewer resources to weather adverse business developments, which may impair a borrower’s ability to repay a loan, and such impairment could have an adverse effect on our business, financial condition and results of operations.

A substantial focus of our marketing and business strategy is to serve small to medium-sized businesses in our market areas. As a result, a relatively high percentage of our loan portfolio consists of commercial loans to such businesses. We further anticipate an increase in the amount of loans to small to medium-sized businesses during 2017.

Small to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have an adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the markets in which we operate and small to medium-sized businesses are adversely affected or our borrowers are otherwise harmed by adverse business developments, this, in turn, could have an adverse effect on our business, financial condition and results of operations.

Our operations are principally geographically concentrated in the Knoxville, Tennessee and Chattanooga, Tennessee MSAs, and changes in local economic conditions in these markets impact our profitability.

Prior to the merger between Cornerstone Bancshares and Legacy SmartFinancial, we operated principally in the Knoxville, Tennessee MSA and surrounding counties, and most of our borrowers, depositors, and other customers lived or had operations in these areas. With our acquisition of Cornerstone Community Bank, we expanded our operations into the Chattanooga, Tennessee MSA and surrounding counties. Though we also operate branch locations in the Florida Panhandle, we remain principally an east Tennessee bank. Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our markets (particularly the Knoxville, Tennessee and Chattanooga, Tennessee MSA) and surrounding counties, along with the continued attraction of business ventures to these areas, and our profitability is impacted by the changes in general economic conditions in these markets. We cannot assure you that economic conditions, including loan demand, in our markets will not deteriorate during 2017 or thereafter, and upon any deterioration, we may not be able to grow our loan portfolio in line with our expectations, the ability of our customers to repay their loans to us may be negatively impacted and our financial condition and results of operations could be negatively impacted.

Compared to regional or national financial institutions, we are less able to spread the risks of unfavorable local economic conditions across a large number of diversified economies as we remain principally dependent on the economic environment within the State of Tennessee. Moreover, we cannot give any assurance that we will benefit from any market growth or return of more favorable economic conditions in our primary market areas if they do occur.

Due to the predominance of the tourism industry in Sevier County, a significant portion of our commercial loan portfolio is concentrated within that industry. The predominance of the tourism industry also makes our business more seasonal in nature than may be the case with banks and financial institutions in other market areas. Deposit growth generally slows during the first quarter each year and then increases during each of the last three quarters. The tourism industry in Sevier County, which is adjacent to the Great Smoky Mountains National Park, has been strong in recent years, particularly with respect to overnight rentals and hospitality services, but these industries can be adversely affected by weather conditions, natural disasters, like the wildfires experienced in November 2016, and the levels of disposable income of visitors to this area. Should the tourism industry in this area experience a downturn our results of operations could be materially and adversely affected.

Our operations in the Florida Panhandle carry additional risks.

On October 19, 2012, SmartBank assumed all of the deposits and certain other liabilities and acquired certain assets of a financial institution headquartered in Destin, Florida from the Federal Deposit Insurance Corporation, or FDIC. Our operations in Florida are principally focused on three markets in the Florida Panhandle – the Panama City, Florida MSA, the Pensacola, Florida MSA, and the Okaloosa County (Destin) banking market. We operate branch locations in each of Pensacola and Destin and a loan production office in Panama City. Our success in these markets significantly depends upon the growth in population, income levels, deposits and housing starts in these markets. In addition, the economies of these markets are dependent on, among other things, tourism and the continued significant contribution to the economy resulting from the significant number of United States Navy and Air Force personnel and contractors that live and work in this area. Should tourism levels decline or should the government close any of the military bases in the area the local economies of these markets would be negatively impacted and our results of operations could be materially and adversely affected.

The Florida Panhandle area has been and will continue to be susceptible to major hurricanes, floods, tornadoes, tropical storms, and other natural disasters and adverse weather. These natural disasters can disrupt our operations, cause widespread property damage, and severely depress the local economies in the markets in which we operate. Man-made disasters, like the 2010 Deepwater Horizon oil spill in the Gulf of Mexico, can also depress sectors that are critical to the economy in these markets, such as tourism and fishing, and other economic activity in the area. Any economic decline as a result of a natural disaster, adverse weather, oil spill or other man-made disaster can reduce the demand for loans and our other products and services. In addition, the rates of delinquencies, foreclosures, bankruptcies and losses on loan portfolios may increase substantially, as uninsured property losses or sustained job interruption or loss may materially impair the ability of borrowers to repay their loans. Moreover, the value of real estate or other collateral that secures the loans could be materially and adversely affected by a disaster. A disaster could, therefore, result in decreased revenue and loan losses and materially and adversely affect our results of operations.

The amount of “other real estate owned” (“OREO”) may increase, resulting in additional losses, and costs and expenses that will negatively affect our operations.

OREO is generally a non-earning asset and generally results in costs to maintain and market. A declining economic environment and political turmoil generally results in downward pressure on OREO values and increased marketing periods. A downturn in the east Tennessee or northwest Florida economies could force us to foreclose on more loans and create more OREO, and values could decline further and marketing periods could be extended, or we might be required to liquidate OREO properties at deeply discounted values. Significant increases in OREO properties or related losses or costs may have material adverse effects on our business, financial condition and results of operations. Such effects may be particularly pronounced in a market of reduced real estate values and excess inventory, which may make the disposition of OREO properties more difficult, increase maintenance costs and expenses, and may reduce our ultimate realization from any OREO sales.

Our real estate lending business can result in increased costs associated with foreclosed properties.

Because we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including, but not limited to, general or local economic conditions, environmental cleanup liability, neighborhood values, interest rates, real estate tax rates, operating expenses of the mortgaged properties, homeowners’ association fees, and supply of and demand for properties. Certain expenditures associated with the ownership of income-producing real estate, principally real estate taxes and maintenance costs, may adversely affect the net cash flows generated by the real estate. Therefore, the cost of operating income-producing real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss.

Environmental liability associated with commercial lending could result in losses.

In the course of business, we may acquire, through foreclosure, or deed in lieu of foreclosure, properties securing loans we have originated or purchased which are in default. There is a risk that hazardous substances or wastes, contaminants, pollutants or other environmentally restricted substances could be discovered on our properties or our foreclosed assets (particularly in the case of commercial real estate loans). In this event, we might be required to remove the substances from the affected properties or to engage in abatement procedures at our sole cost and expense. Besides being liable under applicable federal and state statutes for our own conduct, we may also be held liable under certain circumstances for actions of borrowers or other third parties on property that collateralizes one or more of our loans or on property that we own. Potential environmental liability could include the cost of remediation and also damages for any injuries caused to third-parties. We cannot assure you that the cost of removal or abatement would not substantially exceed the value of the affected properties or the loans secured by those properties, that we would have adequate remedies against prior owners or other responsible parties or that we would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. Any environmental damages on a property would substantially reduce the value of such property as collateral and, as a result, we may suffer a loss upon collection of the loan.

Certain of our deposits and other funding sources may be volatile and impact our liquidity.

In addition to the traditional core deposits, such as demand deposit accounts, interest checking, money market savings and certificates of deposits less than $250,000, we utilize or in the past have utilized several noncore funding sources, such as brokered certificates of deposit, Federal Home Loan Bank of Cincinnati, or FHLB, advances, federal funds purchased and other sources. We utilize these noncore funding sources to fund the ongoing operations and growth of SmartBank. The availability of these noncore funding sources is subject to broad economic conditions and to investor assessment of our financial strength and, as such, the cost of funds may fluctuate significantly and/or be restricted, thus impacting our net interest income, our immediate liquidity and/or our access to additional liquidity.

We impose certain internal limits as to the absolute level of noncore funding we will incur at any point in time. Should we exceed those limitations, we may need to modify our growth plans, liquidate certain assets, participate loans to correspondents, or execute other actions to allow for us to return to an acceptable level of noncore funding within a reasonable amount of time.

A lack of liquidity could impair our ability to fund operations and adversely affect our business, financial condition, and results of operations.

Liquidity is essential to our business. Our loan-to-deposit ratio, calculated by dividing our total loans by our total deposits, was 92.6% as of September 30, 2016. A higher loan-to-deposit ratio generally means that a financial institution might not have enough liquidity to cover any unforeseen requirements or that the institution is more reliant on borrowings that may no longer be available. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of our investment securities, the sale of loans, and other sources could have a substantial negative effect on our liquidity.

Our most important source of funds is deposits. As of September 30, 2016, approximately $569 million, or 66.1%, of our total deposits were demand, savings and money market accounts. The $292 million, or 33.9%, remaining balance of deposits consisted of certificates of deposit. Based on our experience, we believe that our savings, money market deposit accounts and demand accounts are stable sources of funds. Historically, a majority of our certificates of deposit are renewed upon maturity as long as we pay competitive interest rates. These customers are, however, interest-rate conscious and may be willing to move funds into higher-yielding investment alternatives. If customers transfer money out of SmartBank’s deposits and into other investments such as money market funds, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities, and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by our ability to borrow from the FHLB or other sources. We also may borrow funds from third-party lenders, such as other financial institutions, as is the case with our $8 million holding company line of credit, although we presently have no outstanding balance on this line. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by a decrease in the level of our business activity as a result of a downturn in the economies in the markets we serve or by one or more adverse regulatory actions against us.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

We maintain a number of large deposit relationships, the loss of which could have a material adverse effect on our results of operations.

We maintain a number of large deposit relationships. The ability to attract these types of deposit relationships has a positive impact on our net interest margin since they provide a relatively low cost of funds compared to certificates of deposit or borrowing advances. If these depositors were to withdraw these funds and we were not able to replace them with similar types of deposits at similar rates, our cost of funds would increase and our results of operations would be negatively impacted.

We face additional risks due to our increase in mortgage banking activities that have and could negatively impact our net income and profitability.

We have established mortgage banking operations which expose us to risks that are different from our retail and commercial banking operations. During higher and rising interest rate environments, the demand for mortgage loans and the level of refinancing activity tends to decline, which can lead to reduced volumes of business and lower revenues, which could negatively impact our earnings. While we have been experiencing historically low interest rates, rates in recent months have begun to increase, and the low interest rate environment likely will not continue indefinitely. Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking operations also depends in large part on our ability to aggregate a high volume of loans and sell them in the secondary market at a gain. Thus, in addition to our dependence on the interest rate environment, we are dependent upon the existence of an active secondary market and our ability to profitably sell loans into that market. Profitability of our mortgage operations will depend upon our ability to increase production and thus income while holding or reducing costs. In addition, mortgages sold to third-party investors are typically subject to certain repurchase provisions related to borrower refinancing, defaults, fraud or other reasons stipulated in the applicable third-party investor agreements. If the fair value of a loan when repurchased is less than the fair value when sold, we may be required to charge such shortfall to earnings.

We face strong competition from financial services companies and other companies that offer banking services.

We conduct our banking operations primarily in Tennessee, with our largest markets being the Knoxville and Chattanooga MSAs, which are highly competitive banking markets. Many of our competitors offer the same, or a wider variety of, banking services within our market areas. These competitors include credit unions, banks with nationwide operations, regional banks, and community banks. In many instances these national and regional banks have greater resources than we do and the community banks and credit unions may have stronger ties in local markets than we do, which may put us at a competitive disadvantage. We also face competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, mortgage banks, and other financial intermediaries. In addition, a number of out-of-state financial institutions have opened production offices, or otherwise solicit deposits and loans, in our market areas. Increased competition in our markets may result in reduced loans and deposits, as well as reduced net interest margin and profitability.

Our ability to compete successfully will depend on a number of factors, including, among other things:

•	our ability to build and maintain long-term customer relationships based on top quality service, while adhering to high ethical standards and safe and sound banking practices;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our products and services;

•	our ability to expand our market position;

•	industry and general economic trends; and

•	our ability to keep pace with technological advances and to invest in new technology.

Increased competition could require us to increase the rates we pay on deposits or lower the rates we offer on loans, which could reduce our profitability.

Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking clients, we may be unable to continue to grow our loan and deposit portfolios, and our business, financial condition and results of operations may be adversely affected.

To the extent that we are unable to identify and consummate attractive acquisitions, or increase loans through organic loan growth, we may be unable to successfully implement our growth strategy, which could materially and adversely affect our financial condition and earnings.

A substantial part of our historical growth has been a result of acquisitions and we intend to continue to grow our business through strategic acquisitions of banking franchises coupled with organic loan growth. Previous availability of attractive acquisition targets may not be indicative of future acquisition opportunities, and we may be unable to identify any acquisition targets that meet our investment objectives. To the extent that we are unable to find suitable acquisition candidates, an important component of our strategy may be lost. If we are able to identify attractive acquisition opportunities, we must generally satisfy a number of conditions prior to completing any such transaction, including certain bank regulatory approvals, which have become substantially more unpredictable, difficult and time-consuming to secure as a result of the most recent financial crisis. Additionally, any future acquisitions may not produce the revenue, earnings or synergies that we anticipated. As our purchased credit impaired loan portfolio, which produces substantially higher yields than our organic and purchased non-credit impaired loan portfolios, is paid down, we expect downward pressure on our income. If we are unable to replace our purchased credit impaired loans and the related accretion with a significantly higher level of new performing loans and other earning assets due to our inability to identify attractive acquisition opportunities, a decline in loan demand, competition from other financial institutions in our markets, stagnation or deterioration of economic conditions, or other conditions, our financial condition and results of operations may be adversely affected.

Our strategic growth plan contemplates additional organic growth and growth through additional acquisitions, which could expose us to additional risks.

We periodically evaluate opportunities to acquire additional financial institutions. As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity. Our acquisition activities could be material and could require us to use a substantial amount of common stock, cash, other liquid assets, and/or incur debt. Moreover, these types of expansions involve various risks, including:

Management of Growth. We may be unable to successfully:

•	maintain loan quality in the context of significant loan growth;

•	identify and expand into suitable markets;

•	obtain regulatory and other approvals necessary to consummate acquisitions;

•	retain customers of businesses that we acquire;

•	attract sufficient deposits and capital to fund anticipated loan growth;

•	maintain adequate common equity and regulatory capital;

•	avoid diversion or disruption of our existing operations or management as well as those of the acquired institution;

•	maintain adequate management personnel and systems to oversee such growth;

•	maintain adequate internal audit, loan review and compliance functions; and

•	implement additional policies, procedures and operating systems required to support such growth.

Operating Results. There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances or other operating results necessary to avoid losses or produce profits. Our growth strategy necessarily entails growth in overhead expenses as we routinely add new offices and staff. Our historical results may not be indicative of future results or results that may be achieved as we continue to increase the number and concentration of our branch offices in our newer markets.

Development of Offices. There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, any new branches we establish can be expected to negatively impact our earnings for some period of time until they reach certain economies of scale. The same is true for our efforts to expand in these markets with the hiring of additional seasoned professionals with significant experience in that market. Our expenses could be further increased if we encounter delays in opening any of our new branches. We may be unable to accomplish future branch expansion plans due to a lack of available satisfactory sites, difficulties in acquiring such sites, increased expenses or loss of potential sites due to complexities associated with zoning and permitting processes, higher than anticipated merger and acquisition costs or other factors. Finally, we have no assurance any branch will be successful even after it has been established or acquired, as the case may be.

Regulatory and Economic Factors. Our growth and expansion plans may be adversely affected by a number of regulatory and economic developments or other events. Failure to obtain regulatory approvals necessary to consummate acquisitions or other expansion activities, changes in laws and regulations or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect our continued growth and expansion. Such factors may cause us to alter our growth and expansion plans or slow or halt the growth and expansion process, which may prevent us from entering new markets or expanding in existing markets or allow competitors to gain or retain market share in our existing markets.

Failure to successfully address these and other issues related to our expansion could have a material adverse effect on our financial condition and results of operations, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our operating results could be materially and adversely affected.

We may not be able to effectively manage our growth.

We have grown rapidly in recent years and our business strategy contemplates continued levels of growth. Our ability to continue to improve our operating results is dependent upon, among other things, aggressively growing our loan portfolio. While we believe that our strategy to grow our loan portfolio is sound and our growth targets are achievable over an extended period of time, we can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our historical or modified organic growth strategy. We may be unable to continue to increase our volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If we are successful in continuing our growth, we cannot assure you that further growth would offer the same levels of potential profitability or that we would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect our business, financial condition and results of operations.

Any expansion into new lines of business might not be successful.

As part of our ongoing strategic plan, we will continue to consider expansion into new lines of business through the acquisition of third parties, or through organic growth and development. There are substantial risks associated with such efforts, including risks that revenues from such activities might not be sufficient to offset the development, compliance, and other implementation costs, competing products and services and shifting market preferences might affect the profitability of such activities, and our internal controls might be inadequate to manage the risks associated with new activities. Furthermore, it is possible that our unfamiliarity with new lines of business might adversely affect the success of such actions. If any such expansions into new product markets are not successful, there could be an adverse effect on our financial condition and results of operations.

We may need additional access to capital, which we may be unable to obtain on attractive terms or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth or to fund losses or additional provision for loan losses. Growth in assets at rates in excess of the rate at which our capital is increased through retained earnings will reduce our capital ratios unless we continue to increase capital. Failure by us to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject us to a variety of enforcement remedies available to the federal regulatory authorities and would negatively impact our ability to pursue acquisitions or other expansion opportunities.

Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our results of operations could be materially and adversely affected.

Inability to retain senior management and key employees or to attract new experienced financial services professionals could impair our relationship with our customers, reduce growth, and adversely affect our business.

We have assembled a senior management team which has substantial background and experience in banking and financial services. Moreover, much of our organic loan growth in 2012 through 2016 was the result of our ability to attract experienced financial services professionals who have been able to attract customers from other financial institutions. Inability to retain these key personnel or to continue to attract experienced lenders with established books of business could negatively impact our growth because of the loss of these individuals’ skills and customer relationships and/or the potential difficulty of promptly replacing them.

The financial services industry is undergoing rapid technological changes and, as a result, we have a continuing need to stay current with those changes to compete effectively and increase our efficiencies. We may not have the resources to implement new technology to stay current with these changes.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving clients, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience as well as to provide secure electronic environments and create additional efficiencies in our operations as we continue to grow and expand our market area. In connection with implementing new technology enhancements or products in the future, we may experience certain operational challenges (e.g. human error, system error, incompatibility, etc.) which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

Many of our larger competitors have substantially greater resources to invest in technological improvements and have invested significantly more than us in technological improvements. As a result, they may be able to offer additional or more convenient products compared to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our clients, which could impair our growth and profitability.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify these systems as circumstances warrant, the security of our computer systems, software and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses or other malicious code and other events that could have a security impact. We outsource many of our major systems, such as data processing, IT security, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

In addition, we provide our customers the ability to bank remotely, including over the Internet or through their mobile device. The secure transmission of confidential information is a critical element of remote and mobile banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches (including breaches of security of customer systems and networks) and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage. To guard against these risks, SmartBank monitors and analyzes opportunities to improve security on an ongoing basis. Our Technology Team and Risk Department work together to create, verify and audit procedures, as well as, evaluate new technology and software that could assist in these efforts.

The value of our goodwill and other intangible assets may decline in the future.

As of September 30, 2016, we had approximately $6.7 million of goodwill and other intangible assets. A significant decline in our financial condition, a significant adverse change in the business climate, slower growth rates or a significant and sustained decline in the price of our common stock may necessitate taking charges in the future related to the impairment of our goodwill and other intangible assets. If we were to conclude that a future write-down of goodwill and other intangible assets is necessary, we would record the appropriate charge, which could have a material adverse effect on our financial condition and results of operations. Future acquisitions could result in additional goodwill.

We are subject to certain operational risks, including, but not limited to, client or employee fraud and data processing system failures and errors.

Employee errors and employee and client misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our clients, or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and client or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

Our lending limit may restrict our growth and prevent us from effectively implementing our business strategy.

We are limited by law in the amount we can loan in the aggregate to a single borrower or related borrowers by the amount of our capital. SmartBank is a Tennessee chartered bank and therefore all branches, regardless of location, fall under the legal lending limits of the state of Tennessee. Tennessee’s legal lending limit is a safety and soundness measure intended to prevent one person or a relatively small and economically related group of persons from borrowing an unduly large amount of a bank’s funds. It is also intended to safeguard a bank’s depositors by diversifying the risk of loan losses among a relatively large number of creditworthy borrowers engaged in various types of businesses. Generally, under Tennessee law, loans and extensions of credit to a borrower may not exceed 15% of a bank’s Tier 1 capital, plus an additional 10% of a bank’s Tier 1 capital, with approval of the bank’s board. Further, the bank may elect to conform to similar standards applicable to national banks under federal law, in lieu of Tennessee law. Because the federal law and Tennessee state law standards are determined as a percentage of SmartBank’s capital, these state and federal limits increase or decrease as SmartBank’s capital increases or decreases. Therefore, based upon our current capital levels, the amount we may lend may be significantly less than that of many of our larger competitors and may discourage potential borrowers who have credit needs in excess of our lending limit from doing business with us. We may accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy may not always be available. In addition to these legally imposed lending limits, we also employ appropriate limits on our overall loan portfolio and requirements with respect to certain types of lending and individual lending relationships. If we are unable to compete effectively for loans from our target clients, we may not be able to effectively implement our business strategy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our risk management framework may not be effective in mitigating risks and/or losses to us.

Our risk management framework is comprised of various processes, systems, and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate, and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and may not adequately mitigate any risk or loss to us. If our framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations, or prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences, such as formal or informal enforcement actions, civil money penalties, and potential criminal penalties.

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also incur costs associated with the Sarbanes-Oxley Act, the Dodd-Frank Act and related rules implemented or to be implemented by the SEC and The NASDAQ Stock Market, LLC. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to continue to invest resources to comply with evolving laws, regulations and standards and this continued investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Our financial condition may be affected negatively by the costs of litigation.

We may be involved from time to time in a variety of litigation, investigations or similar matters arising out of our business. In many cases, we may seek reimbursement from our insurance carriers to cover such costs and expenses. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations.

Changes in accounting standards could materially impact our financial statements.

From time to time, the Financial Accounting Standards Board or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in our needing to revise or restate prior period financial statements.

Risks Related to Our Industry

Our net interest income could be negatively affected by interest rate adjustments by the Federal Reserve.

As a financial institution, our earnings are dependent upon our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s policies, affects us more than non-financial institutions and can have a significant effect on our net interest income and total income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of our assets and liabilities. As a result, an increase or decrease in market interest rates could have a material adverse effect on our net interest margin and results of operations. Actions by monetary and fiscal authorities, including the Federal Reserve, could have an adverse effect on our deposit levels, loan demand, business and results of operations.

The Federal Reserve raised interest rates by 25 basis points in December 2015 and by 25 basis points in December 2016 after having held interest rates at almost zero over recent years. However, the consistently low rate environment we have experienced over the last several years, when coupled with the extremely competitive pricing pressures we experience in each of our markets, has negatively impacted our net interest margin, notwithstanding decreases in nonperforming loans and improvements in deposit mix. Any reduction in net interest income will negatively affect our business, financial condition, liquidity, results of operations, and/or cash flows.

Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses. Because we continue to have a significant number of loans with interest rate floors above current rates, in a rising rate environment our liabilities may reprice faster than our loans, which would negatively impact our results of operations.

As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities (usually deposits and borrowings) will be more sensitive to changes in market interest rates than our interest-earning assets (usually loans and investment securities), or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected.

The primary tool that management uses to measure short-term interest rate risk is a net interest income simulation model prepared by an independent third party provider. As of September 30, 2016, SmartFinancial is considered to be in an asset-sensitive position, meaning income is generally expected to increase with an increase in short-term interest rates and, conversely, to decrease with a decrease in short-term interest rates.

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, could have an adverse effect on our business, financial condition and results of operations.

We are subject to extensive regulation, supervision, and legal requirements that govern almost all aspects of our operations. These laws and regulations are not intended to protect our shareholders. Rather, these laws and regulations are intended to protect customers, depositors, the FDIC’s Deposit Insurance Fund and the overall financial stability of the United States. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that SmartBank can pay to us, restrict the ability of institutions to guarantee our debt, and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations, could make compliance more difficult or expensive. All of these laws and regulations, and the supervisory framework applicable to our industry, could have a material adverse effect on our business, financial condition, and results of operations.

State and federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations could have an adverse effect on our business, financial condition and results of operations.

Tennessee and federal banking agencies, including the TDFI and the Federal Reserve periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a Tennessee or federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of any of our operations had become unsatisfactory, or that our company, SmartBank, or their respective management teams were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital levels, to restrict our growth, to assess civil monetary penalties against us, SmartBank or our or SmartBank’s respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate SmartBank’s deposit insurance. If we become subject to such regulatory actions, it could have an adverse effect on our business, financial condition, and results of operations.

National or state legislation or regulation may continue to increase our expenses and reduce earnings.

Bank regulators are increasing regulatory scrutiny, and additional restrictions (including those originating from the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, on financial institutions have been proposed or adopted by regulators and by Congress. Changes in tax law, federal legislation, regulation or policies, such as bankruptcy laws, deposit insurance, consumer protection laws, and capital requirements, among others, can result in significant increases in our expenses and/or charge-offs, which may adversely affect our earnings. Changes in state or federal tax laws or regulations can have a similar impact. State and municipal governments, including the State of Tennessee, could seek to increase their tax revenues through increased tax levies which could have a meaningful impact on our results of operations. Furthermore, financial institution regulatory agencies are expected to continue to be very aggressive in responding to concerns and trends identified in examinations, including the continued issuance of additional formal or informal enforcement or supervisory actions. These actions, whether formal or informal, could result in our agreeing to limitations or to take actions that limit our operational flexibility, restrict our growth, or increase our capital or liquidity levels. Failure to comply with any formal or informal regulatory restrictions, including informal supervisory actions, could lead to further regulatory enforcement actions. Negative developments in the financial services industry and the impact of recently enacted or new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance. In addition, industry, legislative, or regulatory developments may cause us to materially change our existing strategic direction, capital strategies, compensation, or operating plans.

Financial institutions, like SmartBank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Department of the Treasury, or the Treasury Department, to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department’s Office of Foreign Assets Control.

To comply with regulations, guidelines, and examination procedures in this area, we have dedicated significant resources to our anti-money laundering program. If our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plans, including acquisitions and de novo branching.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, or CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, or CFPB, the U.S. Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. The CFPB was created under the Dodd-Frank Act to centralize responsibility for consumer financial protection with broad rulemaking authority to administer and carry out the purposes and objectives of the “Federal consumer financial laws and to prevent evasions thereof,” with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. The ongoing broad rulemaking powers of the CFPB have potential to have a significant impact on the operations of financial institutions offering consumer financial products or services. The CFPB has indicated that it may propose new rules on overdrafts and other consumer financial products or services, which could have an adverse effect on our business, financial condition and results of operations if any such rules limit our ability to provide such financial products or services.

A successful regulatory challenge to an institution’s performance under the CRA, fair lending or consumer lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition and results of operations.

Our FDIC deposit insurance premiums and assessments may increase.

The deposits of SmartBank are insured by the FDIC up to legal limits and, accordingly, subject it to the payment of FDIC deposit insurance assessments. A bank’s regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. High levels of bank failures during and following the 2008 financial crisis and increases in the statutory deposit insurance limits have increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and restore the reserve ratios of the Deposit Insurance Fund, the FDIC increased deposit insurance assessment rates and charged a special assessment to all FDIC-insured financial institutions. Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could materially and adversely affect our business, financial condition, and results of operations.

The Federal Reserve may require us to commit capital resources to support our bank subsidiary.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to its bank subsidiary and to commit resources to support its bank subsidiary. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled bank subsidiary at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a bank subsidiary. Accordingly, we could be required to provide financial assistance to SmartBank if it experiences financial distress.

Such a capital injection may be required at a time when our resources are limited and we may be required to borrow the funds to make the required capital injection. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including broker-dealers, commercial banks, investment banks, and other financial intermediaries. In addition, we participate in loans originated by other institutions and we participate in syndicated transactions (including shared national credits) in which other lenders serve as the lead bank. As a result, declines in the financial condition of, or even rumors or questions about, one or more financial institutions, financial service companies or the financial services industry generally, may lead to market-wide liquidity, asset quality or other problems and could lead to losses or defaults by us or by other institutions. These problems, losses or defaults could have an adverse effect on our business, financial condition, and results of operations.

Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition, and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the U.S. money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of both the discount rate and the federal funds rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments, and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although we cannot determine the effects of such policies on us at this time, such policies could have an adverse effect on our business, financial condition, and results of operations.

The final Basel III capital rules generally require insured depository institutions and their holding companies to hold more capital, which could adversely affect our financial condition and operations.

In July 2013, the federal banking agencies published new regulatory capital rules based on the international standards, known as Basel III, that had been developed by the Basel Committee on Banking Supervision. The new rules raised the risk-based capital requirements and revised the methods for calculating risk-weighted assets, usually resulting in higher risk weights. The new rules became effective on January 1, 2015, with a phase in period that generally extends through January 1, 2019.

The Basel III-based rules increase capital requirements and include two new capital measurements that will affect us, a risk-based common equity Tier 1 ratio and a capital conservation buffer. The Tier 1 capital ratio minimum requirement will increase to 8.5% over the next three years. As of September 30, 2016, SmartFinancial had approximately $99.1 million of Tier 1 capital. Since 90 percent of our assets are earning assets and over 90 percent of our revenue is generated from net interest income a future reduction of potential earning assets by over 50 percent could drastically reduce our future income. More details about these capital requirements can be found in the section of this prospectus supplement entitled “Supervision and Regulation: Regulatory Capital Requirements.”

Risks Related to This Offering and an Investment in Our Common Stock

There are material limitations with making preliminary estimates of our financial results for the three months and year ended December 31, 2016 prior to the completion of our internal audit and our independent auditors’ financial review procedures for such period.

The preliminary financial estimates contained in Prospectus Supplement Summary—Recent Developments are not a comprehensive statement of our financial results for the three months and year ended December 31, 2016 and have not been audited by our independent registered public accounting firm. Our consolidated financial statements for the year ended December 31, 2016 will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Our actual financial results for the three months and year ended December 31, 2016 may differ materially from the preliminary financial estimates we have provided as a result of the completion of our financial closing procedures, final adjustments, and other developments arising between now and the time that our financial results for the three months and year ended December 31, 2016 are finalized. The preliminary financial data included herein have been prepared by, and are the responsibility of, management. Mauldin & Jenkins, LLC, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to such preliminary estimates. Accordingly, Mauldin & Jenkins, LLC does not express an opinion or any other form of assurance with respect thereto.

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

Both SmartFinancial and SmartBank are subject to various regulatory restrictions relating to the payment of dividends. In addition, the Federal Reserve has the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. These federal and state laws, regulations, and policies are described in greater detail in “Supervision and Regulation: Bank dividends” and “Supervision and Regulation: Restriction on bank holding company dividends,” but generally look to factors such as previous results and net income, capital needs, asset quality, existence of enforcement or remediation proceedings, and overall financial condition.

For the foreseeable future, all of SmartFinancial’s revenue will be from dividends paid by SmartBank. Accordingly, our ability to pay dividends also depends on the ability of SmartBank to pay dividends to us. Furthermore, the present and future dividend policy of SmartBank is subject to the discretion of its board of directors.

Additionally, we are party to agreements which limit our ability to pay dividends. In connection with the merger with Legacy SmartFinancial, we entered into a loan agreement for a revolving line of credit. Under the terms of the loan agreement, we may not pay dividends on our common stock if we do not satisfy certain financial covenants and capital ratio requirements. Further, under the terms of our agreement with the Treasury related to our SBLF Preferred Stock, we are prohibited from paying any cash dividend with respect to our common stock if we fail to pay required dividends on the SBLF Preferred Stock for any of the most recent three dividend periods or failed to meet the required test for Tier 1 capital. For more information on these agreements, see “Dividend Policy and Dividend Restrictions” on page S-45.

We cannot guarantee that SmartFinancial or SmartBank will be permitted by financial condition or applicable regulatory restrictions to pay dividends or that the board of directors of SmartBank will elect to pay dividends to us, nor can we guarantee the timing or amount of any dividend actually paid.

Our management will have broad discretion as to the use of proceeds from this offering, and you may not agree with the manner in which we use the proceeds.

We intend to use approximately $12.1 million of the net proceeds of this offering to redeem the SBLF Preferred Stock, subject to the receipt of required regulatory approvals. We also intend to use a portion of the net proceeds to support our growth, including the funding of organic growth and to implement our strategic initiatives, which may include the potential expansion of our business through opportunistic acquisitions, for working capital, and other general corporate purposes, and to strengthen our and SmartBank’s regulatory capital position, although at present we do not have any current plans, arrangements or understandings to make any material capital investments or make any acquisitions. We have not formally designated the amount of net proceeds that we will contribute to SmartBank or that, other than our proposed acquisition of a single branch location in Cleveland, Tennessee, we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. We may not be successful in using the net proceeds from this offering to increase our profitability or market value, and we cannot predict whether the proceeds will be invested to yield a favorable return. We will not receive any proceeds from the sale of shares of common stock by our selling shareholders in this offering.

Our stock price has in the past and may continue to be volatile, which could result in losses to our investors and litigation against us.

Several factors could cause our stock price to fluctuate substantially in the future, including certain factors which are beyond our control. These factors include, among other things:

•	actual or anticipated variations in our quarterly and annual results of operations;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	sales of common stock by our directors, or key employees, including the sales being made by the selling shareholders;

•	recommendations or lack thereof by securities analysts;

•	failure to meet market predictions of our earnings;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock;

•	news reports relating to trends, concerns, and other issues in the financial services industry, including the failures of other financial institutions in the 2008 economic downturn;

•	acquisitions or strategic alliances by us or our competitors;

•	perceptions in the marketplace regarding us and/or our competitors;

•	adverse reactions to any increased indebtedness we may incur in the future;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	actions by our shareholders;

•	general market, political, and economic conditions, including local conditions in the markets in which we operate;

•	new technology used or services offered by competitors; and

•	changes in government regulations.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

The trading volume of our common stock is less than that of other larger bank holding companies.

Although our common stock is listed for trading on the Nasdaq Capital Market, the average daily trading volume in our common stock is generally less than that of many of our competitors and other larger bank holding companies that are publicly traded companies. For the three months ended December 31, 2016, the average daily trading volume for our common stock was 3,041 shares per day. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Significant sales of our common stock, or the expectation of these sales, could cause volatility in the price of our common stock.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our or SmartBank’s capital at desired or regulatory-required levels, including in connection with any acquisitions that we may pursue, we may issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. We may sell these shares at prices below the then current market price of those shares, and the sale of these additional shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions, which would also dilute shareholder ownership.

Our issuance of preferred stock or debt securities could adversely affect holders of our common stock.

We have the ability under our current registration statement to issue debt securities and shares of preferred stock. Shares of our common stock will rank junior to all of our outstanding indebtedness. Further, our shareholders authorized our board of directors to issue up to 2,000,000 shares of preferred stock without any further action on the part of our shareholders. Our board also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up, and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue debt securities, incur other borrowings or issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected.

Shares of common stock eligible for future sale could have a dilutive effect.

Shares of our common stock eligible for future sale, including those that may be issued in any other private or public offering of our common stock for cash or as incentives under incentive plans, could have a dilutive effect on the market for our common stock and could adversely affect market prices. As of January 13, 2017 there were 40,000,000 shares of our common stock authorized, of which 5,896,558 shares were outstanding. As of January 13, 2017, an additional 629,487 shares are issuable upon the exercise of outstanding options to purchase our common stock.

Our corporate organizational documents and the provisions of Tennessee law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult, or prevent an attempted acquisition of the Company that you may favor.

Our charter and bylaws contain various provisions that could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control of SmartFinancial. These provisions include:

•	a provision that directors cannot be removed by the shareholders except for cause;

•

a provision that any special meeting of our shareholders may be called only by the chairman or vice-chairman of our board of directors, our chief executive officer, a majority of our board of directors, or the holders of 20% of the outstanding shares of our voting stock; and

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders.

Additionally, our charter authorizes the board of directors to issue shares of our preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Tennessee law, including a provision which restricts certain business combinations between a Tennessee corporation and certain affiliated shareholders, may delay, discourage, or prevent an attempted acquisition or change in control of our company.

We have the ability to incur debt and pledge our assets, including our stock in SmartBank, to secure that debt.

We have the ability to incur debt and pledge our assets to secure that debt, and we currently have pledged the stock that we own in SmartBank to secure debt of SmartFinancial. Absent special and unusual circumstances, a holder of indebtedness for borrowed money has rights that are superior to those of holders of common stock. For example, interest must be paid to the lender before dividends can be paid to the shareholders, and loans must be repaid before any assets can be distributed to shareholders if we were to liquidate. Furthermore, we must make principal and interest payments on our indebtedness, which could reduce our profitability or result in net losses on a consolidated basis even if SmartBank were profitable.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock or preferred stock, subject to the underwriting agreement entered into with the underwriter in connection with this offering, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, by us, the selling shareholders, or other of our shareholders, or the perception that such sales could occur.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein and you will bear the risk of loss if the value or market price of our common stock is adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $             million, or approximately $             million if the underwriters exercise their over-allotment option in full. Subject to receipt of required regulatory approvals, we intend to use approximately $12.1 million of the net proceeds of the offering to redeem all of the SBLF Preferred Stock we have issued. We intend to use the remaining portion of the net proceeds from this offering for general corporate purposes, which may include working capital, or providing capital to us and also to SmartBank to support our growth organically or through the acquisition of banks or bank branches, repaying other indebtedness, financing investments and capital expenditures, and for investments in SmartBank as regulatory capital. We currently have no definitive agreements or arrangements regarding any future acquisitions other than the agreement we have entered into to acquire a single branch located in Cleveland, Tennessee, pursuant to which we expect to acquire approximately $32 million in loans and assume approximately $33 million in deposits.

Our management will have broad discretion in the use of the net proceeds from the sale of common stock. Pending the use of the net proceeds of this offering as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at SmartBank.

We will not receive any proceeds from the sale of shares of common stock by our selling shareholders, but expect to receive approximately $1.6 million in proceeds upon any exercise for cash of 170,084 options to purchase shares of common stock held by the selling shareholders that will be exercised in connection with this offering.

SELLING SHAREHOLDERS

This prospectus relates to the offering and sale of up to 170,084 shares of our common stock, held by the shareholders named in the table below, which amount includes 205,084 shares of common stock issuable upon the exercise of options held by the selling shareholders. The selling shareholders may exercise their options at any time in their sole discretion. The selling shareholders named below acquired their shares of our common stock and options directly from us in connection with the merger with Legacy SmartFinancial on August 31, 2015.

William Y. Carroll, Jr. is the President and Chief Executive Officer of SmartBank, the President and Chief Executive Officer of SmartFinancial, and a member of the boards of directors of both SmartFinancial and SmartBank. Prior to the merger with Cornerstone Bancshares, Inc., Mr. Carroll served as the President and Chief Executive Officer of Legacy SmartFinancial, in addition to his service as a director of Legacy SmartFinancial. William Y. Carroll, Sr. is the Vice Chairman of the board of directors of SmartBank and SmartFinancial and the Director of Business Development of SmartBank. Prior to the merger with Cornerstone Bancshares, Mr. Carroll served as Chairman of the board of Legacy SmartFinancial. Mr. Davis is the Chief Lending Officer of SmartFinancial and SmartBank. Except as otherwise indicated in the footnotes to the table, each selling shareholder possesses sole voting and investment power with respect to the shares shown as being owned by such person, and no selling shareholder is a broker-dealer or an affiliate of a broker-dealer. All information with respect to share ownership has been furnished by the selling shareholders.

All information presented below is based on 5,896,558 shares of common stock outstanding on January 13, 2017.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Selling Shareholder	Number(1)	Percent	Number of Shares Offered	Number(2)(3)	Percent(2)
William Y. Carroll, Jr.	136,142	2.31%	67,042	69,100	*
William Y. Carroll, Sr.	192,842	3.27%	82,042	110,800	1.38%
Gregory L. Davis	49,031	*	21,000	28,031	*

*	Less than 1%
(1)	A person or entity is deemed to own shares beneficially if that person or entity has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options or warrants that are exercisable or will become exercisable within the succeeding 60 days are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person or entity holding such options or warrants, but not for computing the percentage ownership of any other shareholder. On the other hand, under SEC rules, shares which are subject to options or warrants that will become exercisable only on the occurrence of an event, other than the passage of time, or more than 60 days into the future are not deemed outstanding or beneficially owned.
(2)	Assumes the sale of all shares offered by the selling shareholders.
(3)	In connection with this offering, Mr. Carroll, Jr. will exercise options to purchase 92,042 shares of our common stock Mr. Carroll, Sr. will exercise options to purchase 92,042 shares of our common stock and Mr. Davis will exercise options to purchase 21,000 shares of our common stock.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “SMBK” and has traded on that market since December 21, 2015. As of January 13, 2017, we had 5,896,558 shares of common stock outstanding. As of January 13, 2017, there were approximately 686 holders of record of our common stock. This number does not include shareholders with shares in nominee name held by the Depository Trust Company or its nominee.

The following table sets forth the high and low sale prices for our common stock for each quarterly period for the two most recent full fiscal years and the first quarter of fiscal 2017 as reported on the Nasdaq Capital Market, or, prior to December 21, 2015, the over-the counter market.

	Low	High
2015
1st Quarter	$12.08	$14.60
2nd Quarter	12.24	15.92
3rd Quarter	14.92	17.20
4th Quarter	15.00	16.49
2016
1st Quarter	$14.75	$18.50
2nd Quarter	14.21	18.75
3rd Quarter	14.41	16.79
4th Quarter	16.14	20.58
2017
1st Quarter (through January 13, 2017)	$17.92	$19.22

All stock prices before the fourth quarter of 2015 have been adjusted to reflect a one-for-four reverse stock split effected in connection with our merger with Legacy SmartFinancial.

On January 13, 2017, the closing sales price of our common stock was $18.57 as reported on the Nasdaq Capital Market.

DIVIDEND POLICY AND DIVIDEND RESTRICTIONS

We did not pay dividends on our common stock in 2015 or 2016 and have not paid any dividends on our common stock during the first quarter of 2017 through the date of this prospectus supplement. During such time, we paid the following dividends on its SBLF Preferred Stock (including dividends paid by Legacy SmartFinancial):

Year	Total SBLF Preferred Stock Dividends Paid
2015	$120,000
2016	$1,022,000

We currently intend to retain all of our future earnings, if any, for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future; however, our board of directors may decide to declare dividends in the future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, tax considerations, general economic conditions and any legal or contractual limitations on our ability to pay dividends. We are not obligated to pay dividends on our common stock.

As a bank holding company, our ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. In addition, because we are a holding company, we are dependent upon the payment of dividends by SmartBank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. SmartBank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. For additional information on the regulatory restrictions on our and SmartBank’s ability to pay dividends on our common stock please see the sections of this prospectus supplement titled “Supervision and Regulation: Bank dividends” and “Supervision and Regulation: Bank holding company dividends.”

Additionally, although we intend to redeem the SBLF Preferred Stock shortly after this offering, as long as the SBLF Preferred Stock remains outstanding, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of common stock is subject to restrictions. We may not repurchase any shares of common stock or pay dividends on the common stock during the current quarter and for the next three quarters following the failure to declare and pay dividends on the SBLF Preferred Stock. We may only declare and pay a dividend on our common stock, or repurchase shares of our common stock, if, after payment of such dividend or such repurchase, the dollar amount of our Tier 1 capital would be at least 90% of our Tier 1 capital on the date Legacy SmartFinancial committed to issue these shares, as set forth in the Certificate of Designation relating to the SBLF Preferred Stock, excluding any subsequent net charge-offs and any redemption of the SBLF Preferred Stock. For a description of the SBLF Preferred Stock, see “Description of Capital Stock – SBLF Preferred Stock” in this prospectus supplement beginning on page S-64, and in the accompanying prospectus under the caption “Description of Preferred Stock – SBLF Preferred Stock.” We intend to use approximately $12.1 million of the net proceeds from this offering to redeem the SBLF Preferred Stock.

Additionally, in connection with the merger with Legacy SmartFinancial, we entered into a loan agreement for a revolving line of credit of up to $8,000,000. Under the terms of the loan agreement, we may not pay dividends on our common stock if we do not satisfy certain financial covenants and capital ratio requirements, if we are in default under the terms of the loan agreement, or the payment of the dividend would cause an event of default under the loan agreement.

CAPITALIZATION

The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2016:

•	on an actual basis, and

•

on an as-adjusted basis, after giving effect to (i) the sale of the 1,600,000 shares of common stock by the Company in this offering at a public offering price of $             per share, and our receipt of approximately $             million in net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us and (ii) the redemption of all of the issued and outstanding shares of SBLF Preferred Stock, assuming no over-allotment option is exercised.

Shareholders’ equity	Actual	As Adjusted
Preferred stock $1.00 par value; 2,000,000 shares authorized; 12,000 issued and outstanding in on an actual basis and no shares issued and outstanding on an as adjusted basis	$12,000	—
Common stock, $1.00 par value; 40,000,000 shares authorized and shares issued and outstanding on an actual basis and shares issued and outstanding on an as adjusted basis	5,885,408
Additional paid-in capital	83,329,811
Retained earnings	15,493,873
Accumulated other comprehensive income	448,810
Total shareholders’ equity	105,169,902

Capital Ratios
Tier 1 capital to average assets	9.8%
Tier 1 capital to risk-weighted assets	11.4%
Total capital to risk-weighted assets	12.0%
Common equity Tier 1 capital to risk-weighted assets	10.0%
Total shareholders’ equity to total assets	10.1%

SUPERVISION AND REGULATION

General

The U.S. banking industry is highly regulated under federal and state law. The following is a general summary of the material aspects of certain statutes and regulations applicable to SmartFinancial and SmartBank. This supervisory framework could materially impact the conduct and profitability of our activities. A change in applicable laws and regulations, or in the manner such laws or regulations are interpreted by regulatory agencies or courts, may have a material effect on our business, operations and earnings.

SmartFinancial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. As a result, we are subject to supervision, regulation, and examination by the Federal Reserve, and we are required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. SmartFinancial is required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require pursuant to the BHC Act and other applicable regulations. The Federal Reserve may also make examinations of SmartFinancial and its subsidiary. We are also under the jurisdiction of the SEC for matters relating to the offering and sale of our securities and are subject to the SEC’s rules and regulations relating to periodic reporting, reporting to shareholders, proxy solicitations, and insider-trading regulations.

SmartBank is a Tennessee-chartered commercial bank and is a member of the Federal Reserve System. As a Tennessee bank, SmartBank is subject to supervision, regulation and examination by the TDFI. As a member of the Federal Reserve System, SmartBank is also subject to supervision, regulation and examination by the Federal Reserve. In addition, SmartBank’s deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the FDIC, and SmartBank is subject to regulation by the FDIC as the insurer of its deposits.

The bank and bank holding company regulatory scheme has two primary goals: to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. This comprehensive system of supervision and regulation is intended primarily for the protection of the FDIC’s Deposit Insurance Fund, bank depositors and the public, rather than our shareholders or creditors. To this end, federal and state banking laws and regulations control, among other things, the types of activities in which we and SmartBank may engage, permissible investments that we and SmartBank may make, the level of reserves that SmartBank must maintain against deposits, minimum equity capital levels, the nature and amount of collateral required for loans, maximum interest rates that can be charged, the manner and amount of the dividends that may be paid, and corporate activities regarding mergers, acquisitions and the establishment and closing of branch offices. In addition, federal and state laws impose substantial requirements on SmartBank in the areas of consumer protection and detection and reporting of potential or suspected money laundering and terrorist financing.

The description below summarizes certain elements of the bank regulatory framework applicable to us and SmartBank. This summary is not, however, intended to describe all laws, regulations and policies applicable to us and SmartBank, and you should refer to the full text of the statutes, regulations, and corresponding guidance for more information. These statutes and regulations are subject to change, and additional statutes, regulations, and corresponding guidance may be adopted. Proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal level. We are unable to predict these future changes or the effects, if any, that these changes could have on our business, revenues, and financial results.

Regulation of SmartFinancial

As a regulated bank holding company, we are subject to various laws and regulations that affect our business. These laws and regulations, among other matters, prescribe minimum capital requirements, limit transactions with affiliates, impose limitations on the business activities in which we can engage, restrict our ability to pay dividends to our shareholders, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles, among other things.

Permitted activities

Under the BHC Act, a bank holding company that is not a financial holding company, as discussed below, is generally permitted to engage in, or acquire direct or indirect control of more than five percent of any class of the voting shares of any company that is not a bank or bank holding company and that is engaged in, the following activities (in each case, subject to certain conditions and restrictions and prior approval of the Federal Reserve):

•	banking or managing or controlling banks;

•	furnishing services to or performing services for its subsidiaries; and

•

any activity that the Federal Reserve determines by regulation or order to be so closely related to banking as to be a proper incident to the business of banking, including, for example factoring accounts receivable, making, acquiring, brokering or servicing loans and usual related activities, leasing personal or real property, operating a nonbank depository institution, such as a savings association, performing trust company functions, conducting financial and investment advisory activities, underwriting and dealing in government obligations and money market instruments, performing selected insurance underwriting activities, issuing and selling money orders and similar consumer-type payment instruments, and engaging in certain community development activities.

While the Federal Reserve has found these activities in the past acceptable for other bank holding companies, the Federal Reserve may not allow us to conduct any or all of these activities, which are reviewed by the Federal Reserve on a case by case basis upon application by a bank holding company.

Acquisitions subject to prior regulatory approval

The BHC Act requires the prior approval of the Federal Reserve for a bank holding company to acquire substantially all the assets of a bank or to acquire direct or indirect ownership or control of more than 5% of any class of the voting shares of any bank, bank holding company, savings and loan holding company or savings association, or to increase any such non-majority ownership or control of any bank, bank holding company, savings and loan holding company or savings association, or to merge or consolidate with any bank holding company.

Under the BHC Act, a bank holding company that is located in Tennessee and is “well capitalized” and “well managed”, as such terms are defined under the BHC Act and implementing regulations, may purchase a bank located outside of Tennessee. Conversely, a well-capitalized and well-managed bank holding company located outside of Tennessee may purchase a bank located inside Tennessee. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in concentrations of deposits exceeding limits specified by statute.

Federal and state laws, including the BHC Act and the Change in Bank Control Act, impose additional prior notice or approval requirements and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. “Control” of a depository institution is a facts and circumstances analysis, but generally an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities. Ownership or control of 10% or more of any class of voting securities, where either the depository institution or company is a public company, as we are, or no other person will own or control a greater percentage of that class of voting securities after the acquisition, is also presumed to result in the investor controlling the depository institution or other company, although this is subject to rebuttal.

The BHC Act was substantially amended through the Financial Services Modernization Act of 1999, commonly referred to as the Gramm-Leach Bliley Act, or the GLBA. The GLBA eliminated long-standing barriers to affiliations among banks, securities firms, insurance companies and other financial services providers. A bank holding company whose subsidiary deposit institutions are “well capitalized” and “well managed” may elect to become a “financial holding company” and thereby engage without prior Federal Reserve approval in certain banking and non-banking activities that are deemed to be financial in nature or incidental to financial activity. These “financial in nature” activities include securities underwriting, dealing and market making; organizing, sponsoring and managing mutual funds; insurance underwriting and agency; merchant banking activities; and other activities that the Federal Reserve has determined to be closely related to banking. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve. We have not elected to become a financial holding company.

A dominant theme of the GLBA is functional regulation of financial services, with the primary regulator of a company or its subsidiaries being the agency which traditionally regulates the activity in which the company or its subsidiaries wish to engage. For example, the SEC will regulate bank holding company securities transactions, and the various banking regulators will oversee banking activities.

Bank holding company obligations to bank subsidiaries

Under current law and Federal Reserve policy, a bank holding company is expected to act as a source of financial and managerial strength to its depository institution subsidiaries and to maintain resources adequate to support such subsidiaries, which could require us to commit resources to support SmartBank in situations where additional investments may not otherwise be warranted. As a result of these obligations, a bank holding company may be required to contribute additional capital to its subsidiaries.

Bank holding company dividends

The Federal Reserve’s policy regarding dividends is that a bank holding company should not declare or pay a cash dividend which would impose undue pressure on the capital of any bank subsidiary or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if:

•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Should an insured member bank controlled by a bank holding company be “significantly undercapitalized” under the applicable federal bank capital ratios, or if the bank subsidiary is “undercapitalized” and has failed to submit an acceptable capital restoration plan or has materially failed to implement such a plan, the Federal Reserve may require prior approval for any capital distribution by the bank holding company. For more information, see “Capitalization levels and prompt corrective action” below.

In addition, since our legal entity is separate and distinct from SmartBank and does not conduct stand-alone operations, our ability to pay dividends depends on the ability of SmartBank to pay dividends to us, which is also subject to regulatory restrictions as described below in “Bank dividends.”

Under Tennessee law, we are not permitted to pay cash dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Dodd-Frank Act

On July 21, 2010, the President signed into law the Dodd-Frank Act. The Dodd-Frank Act has imposed new restrictions on and expanded regulatory oversight for financial institutions, including depository institutions like SmartBank. Although the Dodd-Frank Act is primarily aimed at the activities of investment banks and large commercial banks, many of the provisions of the legislation impact operations of community banks like SmartBank. In addition to the Volcker Rule, which is discussed in more detail below, the following aspects of the Dodd-Frank Act are related to our operations:

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated, subject to various grandfathering and transition rules.

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The deposit insurance assessment base calculation now equals the depository institution’s average consolidated total assets minus its average tangible equity during the assessment period. Previously, the deposit insurance assessment was calculated based on the insured deposits held by the institution.

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The ceiling on the size of the Deposit Insurance Fund was removed and the minimum designated reserve ratio of the Deposit Insurance Fund increased 20 basis points to 1.35% of estimated annual insured deposits or assessment base. The FDIC also was directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

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Bank holding companies and banks must be “well capitalized” and “well managed” in order to acquire banks located outside of their home state, which codified long-standing Federal Reserve policy. Any bank holding company electing to be treated as a financial holding company must be and remain “well capitalized” and “well managed.”

•	Capital requirements for insured depository institutions are now countercyclical, such that capital requirements increase in times of economic expansion and decrease in times of economic contraction.

•	The Federal Reserve established interchange transaction fees for electronic debit transactions under a restrictive “reasonable and proportional cost” per transaction standard.

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The “opt in” provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1997 have been eliminated, which allows state banks to establish de novo branches in states other than the bank’s home state if the law of such other state would permit a bank chartered in that state to open a branch at that location.

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The Durbin Amendment limits interchange fees payable on debit card transactions for financial institutions with more than $10 billion in assets. While the Durbin Amendment does not directly apply to SmartBank, competitive market forces related to the reduction mandated by the Durbin Amendment may result in a decrease in revenue from interchange fees for smaller financial institutions.

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The prohibition on the payment of interest on demand deposit accounts was repealed effective one year after enactment, thereby permitting depository institutions to pay interest on business checking and other accounts.

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A new federal agency was created, the Consumer Financial Protection Bureau, or CFPB, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards. The CFPB is also responsible for examining large financial institutions (i.e., those with more than $10 billion in assets) and enforcing compliance with federal consumer financial protection.

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The regulation of consumer protections regarding mortgage originations, addressing loan originator compensation, minimum repayment standards including restrictions on variable-rate lending by requiring the ability to repay be determined based on the maximum rate that will apply during the first five years of a variable-rate loan term, prepayment consideration, and new disclosures, has been expanded.

The foregoing provisions may have the consequence of increasing our expenses, decreasing our revenues and changing the activities in which we choose to engage. The environment in which banking organizations will now operate, including legislative and regulatory changes affecting capital, liquidity, supervision, permissible activities, corporate governance and compensation, changes in fiscal policy and steps to eliminate government support for banking organizations, may have long-term effects on the profitability of banking organizations that cannot now be foreseen. The ultimate effect of the Dodd-Frank Act and its implementing regulations on the financial services industry in general, and on us in particular, is uncertain at this time.

The Volcker Rule

On December 10, 2013, the Federal Reserve and the other federal banking regulators as well as the SEC each adopted a final rule implementing Section 619 of the Dodd-Frank Act, commonly referred to as the “Volcker Rule.” Generally speaking, the final rule prohibits a bank and its affiliates from engaging in proprietary trading and from sponsoring certain “covered funds” or from acquiring or retaining any ownership interest in such covered funds. Most private equity, venture capital, and hedge funds are considered “covered funds” as are bank trust preferred collateralized debt obligations. The final rule required banking entities to divest disallowed securities by July 21, 2015, subject to extension upon application. The Volcker Rule did not impact any of our activities nor do we hold any securities that we were required to sell under the rule, but it does limit the scope of permissible activities in which we might engage in the future.

U.S. Basel III capital rules

The U.S. Basel III capital rules, effective January 1, 2015, apply to all national and state banks and savings associations and most bank holding companies, which we collectively refer to herein as “covered banking organizations.” The requirements in the U.S. Basel III capital rules started to phase in on January 1, 2015, for many covered banking organizations, including SmartFinancial and SmartBank. The requirements in the U.S. Basel III capital rules will be fully phased in by January 1, 2019.

The U.S. Basel III capital rules impose higher risk-based capital and leverage requirements than those previously in place. Specifically, the rules impose the following minimum capital requirements:

•	a new common equity Tier 1 risk-based capital ratio of 4.5%;

•	a Tier 1 risk-based capital ratio of 6% (increased from the then-current 4% requirement);

•	a total risk-based capital ratio of 8% (unchanged from the then-current requirements);

•	a leverage ratio of 4%; and

•	a new supplementary leverage ratio of 3% applicable to advanced approaches banking organizations, resulting in a leverage ratio requirement of 7% for such institutions.

Under the U.S. Basel III capital rules, Tier 1 capital is redefined to include two components: common equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, or CET1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as non-cumulative perpetual preferred stock.

The rules permit bank holding companies with less than $15.0 billion in total consolidated assets, such as us, to continue to include trust-preferred securities and cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not in CET1 capital, subject to certain restrictions. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a capital conservation buffer on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital, and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets.

The U.S. Basel III capital standards require certain deductions from or adjustments to capital. As a result, deductions from CET1 capital will be required for goodwill (net of associated deferred tax liabilities); intangible assets such as non-mortgage servicing assets and purchased credit card relationships (net of associated deferred tax liabilities); deferred tax assets that arise from net operating loss and tax credit carryforwards (net of any related valuations allowances and net of deferred tax liabilities); any gain on sale in connection with a securitization exposure; any defined benefit pension fund net asset (net of any associated deferred tax liabilities) held by a bank holding company (this provision does not apply to a bank or savings association); the aggregate amount of outstanding equity investments (including retained earnings) in financial subsidiaries; and identified losses. Other deductions will be necessary from different levels of capital. The U.S. Basel III capital rules also increase the risk weight for certain assets, meaning that more capital must be held against such assets. For example, commercial real estate loans that do not meet certain underwriting requirements must be risk-weighted at 150% rather than the 100% that was the case prior to these rules becoming effective.

Additionally, the U.S. Basel III capital standards provide for the deduction of three categories of assets: (i) deferred tax assets arising from temporary differences that cannot be realized through net operating loss carrybacks (net of related valuation allowances and of deferred tax liabilities), (ii) mortgage servicing assets (net of associated deferred tax liabilities) and (iii) investments in more than 10% of the issued and outstanding common stock of unconsolidated financial institutions (net of associated deferred tax liabilities). The amount in each category that exceeds 10% of CET1 capital must be deducted from CET1 capital. The remaining, non-deducted amounts are then aggregated, and the amount by which this total amount exceeds 15% of CET1 capital must be deducted from CET1 capital. Amounts of minority investments in consolidated subsidiaries that exceed certain limits and investments in unconsolidated financial institutions may also have to be deducted from the category of capital to which such instruments belong.

Accumulated other comprehensive income, or AOCI, is presumptively included in CET1 capital and often would operate to reduce this category of capital. The U.S. Basel III capital rules provided a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI. We elected to opt out. The rules also have the effect of increasing capital requirements by increasing the risk weights on certain assets, including high volatility commercial real estate, mortgage servicing rights not includable in CET1 capital, equity exposures, and claims on securities firms, which are used in the denominator of the three risk-based capital ratios.

When fully phased in on January 1, 2019, the U.S. Basel III capital rules will require us and SmartBank to maintain (i) a minimum ratio of CET1 capital to risk-weighted assets of at least 4.5%, plus the 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, effectively resulting in a minimum Tier 1 capital ratio of 8.5%, (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, effectively resulting in a minimum total capital ratio of 10.5% and (iv) a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets. Management believes that we and SmartBank would meet all capital adequacy requirements under the U.S. Basel III capital rules on a fully phased-in basis if such requirements were currently effective.

The U.S. Basel III capital rules also make important changes to the “prompt corrective action” framework discussed below in “Regulation of SmartBank—Capitalization levels and prompt corrective action.”

Anti-tying restrictions.

Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a bank holding company or its affiliates.

Executive compensation and corporate governance

The Dodd-Frank Act requires public companies to include, at least once every three years, a separate non-binding “say on pay” vote in their proxy statement by which shareholders may vote on the compensation of the public company’s named executive officers. In addition, if such public companies are involved in a merger, acquisition, or consolidation, or if they propose to sell or dispose of all or substantially all of their assets, shareholders have a right to an advisory vote on any golden parachute arrangements in connection with such transaction (frequently referred to as “say-on-golden parachute” vote). Other provisions of the act may impact our corporate governance. For instance, the act requires the SEC to adopt rules prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

Regulation of SmartBank

As a Tennessee-chartered commercial bank, SmartBank is subject to supervision, regulation, and examination by the TDFI, and, as a member of the Federal Reserve System, SmartBank is also subject to supervision, regulation, and examination by the Federal Reserve. Federal and state law and regulation affect virtually all of SmartBank’s activities including capital requirements, the ability to pay dividends, mergers and acquisitions, limitations on the amount that can be loaned to a single borrower and related interests, permissible investments, and geographic and new product expansion, among other things. SmartBank must submit an application to, and receive the approval of, the TDFI and Federal Reserve before opening a new branch office or merging with another financial institution. The Commissioner of the TDFI and the Federal Reserve have the authority to enforce laws and regulations by ordering SmartBank or a director, officer, or employee of SmartBank to cease and desist from violating a law or regulation or from engaging in unsafe or unsound banking practices and by imposing other sanctions including civil money penalties.

Tennessee law contains limitations on the interest rates that may be charged on various types of loans and restrictions on the nature and amount of loans that may be granted and on the type of investments which may be made. The operations of banks are also affected by various consumer laws and regulations, including those relating to equal credit opportunity and regulation of consumer lending practices. SmartBank’s deposits are insured by the FDIC under the Federal Deposit Insurance Act.

State banks are subject to regulation by the TDFI with regard to capital requirements and the payment of dividends. Tennessee has adopted the provisions of the Federal Reserve’s Regulation O with respect to restrictions on loans and other extensions of credit to bank “insiders.” Further, under Tennessee law, state banks are prohibited from lending to any one person, firm, or corporation amounts more than 15% of the bank’s equity capital accounts, except (i) in the case of certain loans secured by negotiable title documents covering readily marketable nonperishable staples, or (ii) with the prior approval of the bank’s board of directors or finance committee (however titled), the bank may make a loan to any person, firm or corporation of up to 25% of its equity capital accounts.

Various state and federal consumer laws and regulations also affect the operations of SmartBank, including state usury laws, consumer credit and equal credit opportunity laws, and fair credit reporting. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, generally prohibits insured state chartered institutions from conducting activities as principal that are not permitted for national banks.

Capitalization levels and prompt corrective action

Federal law and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution for these purposes, a bank must have a leverage ratio of no less than 5%, a Tier 1 capital ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and a bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the Federal Deposit Insurance Act, or FDIA, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchaser; (iv) requiring the institution to change and improve its management; (iv) prohibiting the acceptance of deposits from correspondent banks; (v) requiring prior Federal Reserve approval for any capital distribution by a bank holding company controlling the institution; and (vi) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Notably, the thresholds for each of the five categories for regulatory capital requirements were revised pursuant to the U.S. Basel III capital rules. See the discussion under the heading “U.S. Basel III capital rules” above. Under these rules, which started to phase in on January 1, 2015, a well-capitalized insured depository institution is one (i) having a total risk-based capital ratio of 10 percent or greater, (ii) having a Tier 1 risk-based capital ratio of 8 percent or greater, (iii) having a CET1 capital ratio of 6.5 percent or greater, (iv) having a leverage capital ratio of 5 percent or greater and (v) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. A state member bank is considered “adequately capitalized” if it has a leverage ratio of at least 4%, a CET1 capital ratio of 4.5% or better, a Tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 8.0% and does not meet the definition of a well-capitalized bank.

It should be noted that the minimum ratios referred to above in this section are merely guidelines, and the bank regulators possess the discretionary authority to require higher capital ratios.

Bank reserves

The Federal Reserve requires all depository institutions, even if not members of the Federal Reserve System, to maintain reserves against some transaction accounts (primarily negotiable order of withdrawal (NOW) and Super NOW checking accounts). The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. An institution may borrow from the Federal Reserve Bank “discount window” as a secondary source of funds, provided that the institution meets the Federal Reserve Bank’s credit standards.

Bank dividends

The Federal Reserve prohibits any distribution that would result in the bank being “undercapitalized” (<4% leverage ratio, <4.5% CET1 capital ratio, <6% Tier 1 risk-based capital ratio, or <8% total risk-based capital ratio). Tennessee law places restrictions on the declaration of dividends by state chartered banks to their shareholders, including, but not limited to, that the board of directors of a Tennessee-chartered bank may only make a dividend from the surplus profits arising from the business of the bank, and may not declare dividends in any calendar year that exceeds the total of its retained net income of that year combined with its retained net income of the preceding two years without the prior approval of the commissioner of the TDFI. Tennessee laws regulating banks require certain charges against and transfers from an institution’s undivided profits account before undivided profits can be made available for the payment of dividends. Furthermore, the TDFI also has authority to prohibit the payment of dividends by a Tennessee bank when it determines such payment to be an unsafe and unsound banking practice.

Insurance of accounts and other assessments

SmartBank pays deposit insurance assessments to the Deposit Insurance Fund, which is determined through a risk-based assessment system. SmartBank’s deposit accounts are currently insured by the Deposit Insurance Fund, generally up to a maximum of $250,000 per separately insured depositor. SmartBank pays assessments to the FDIC for such deposit insurance. Under the current assessment system, the FDIC assigns an institution to a risk category based on the institution’s most recent supervisory and capital evaluations, which are designed to measure risk. Under the FDIA, the FDIC may terminate a bank’s deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, agreement or condition imposed by the FDIC.

In addition, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation, or FICO, a federal government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the FICO bonds mature in 2017 through 2019.

Restrictions on transactions with affiliates

SmartBank is also subject to federal laws that restrict certain transactions between it and its nonbank affiliates. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank, including in the case of SmartBank, SmartFinancial.

Under sections 23A and 23B of the Federal Reserve Act, or FRA, and the Federal Reserve’s Regulation W, covered transactions by SmartBank with a single nonbank affiliate are generally limited to 10% of SmartBank’s capital and surplus and 20% of capital and surplus for all covered transactions with all nonbank affiliates. The definition of “covered transactions” includes transactions like a loan by a bank to an affiliate, an investment by a bank in an affiliate, or a purchase by a bank of assets from an affiliate. A loan by a bank to a nonbank affiliate must be secured by collateral valued at 100% to 130% of the loan amount, depending on the type of collateral and certain low quality assets and any securities of an affiliate may not serve as collateral. All such transactions must generally be consistent with safe and sound banking practices and must be on terms that are no less favorable to the bank than those that would be available from nonaffiliated third parties. Moreover, state banking laws impose restrictions on affiliate transactions similar to those imposed by federal law. Federal Reserve policies also forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit.

Loans to insiders

Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank, or to any related interest of those persons, including any company controlled by that person, are subject to Sections 22(g) and 22(h) of the FRA and their corresponding regulations, which is referred to as Regulation O. Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board of directors. Regulation O prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by certain readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which the bank is permitted to extend credit to executive officers.

Community Reinvestment Act

The Community Reinvestment Act, or CRA, and its corresponding regulations are intended to encourage banks to help meet the credit needs of their service areas, including low and moderate-income neighborhoods, consistent with safe and sound operations. These regulations provide for regulatory assessment of a bank’s record in meeting the credit needs of its service area. Federal banking agencies are required to make public a rating of a bank’s performance under the CRA. The federal banking agencies consider a bank’s CRA rating when a bank submits an application to establish banking centers, merge, or acquire the assets and assume the liabilities of another bank. In the case of a bank holding company, the CRA performance record of all banks involved in the merger or acquisition are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other financial holding company. An unsatisfactory record can substantially delay, block or impose conditions on the transaction. SmartBank received a satisfactory rating on its most recent CRA assessment.

Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or Riegle-Neal Act, provides that adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. Previously, under the Riegle-Neal Act, a bank’s ability to branch into a particular state was largely dependent upon whether the state “opted in” to de novo interstate branching. Many states did not “opt-in,” which resulted in branching restrictions in those states. The Dodd-Frank Act amended the Riegle-Neal legal framework for interstate branching to permit national banks and state banks to establish branches in any state if that state would permit the establishment of the branch by a state bank chartered in that state. Under current Tennessee law, our bank may open branch offices throughout Tennessee with the prior approval of the TDFI. All branching remains subject to applicable regulatory approval and adherence to applicable legal requirements.

Bank Secrecy Act

The Currency and Foreign Transactions Reporting Act of 1970, better known as the Bank Secrecy Act, or BSA, requires all United States financial institutions to assist United States government agencies to detect and prevent money laundering. Specifically, BSA requires financial institutions to keep records of cash purchases of negotiable instruments, file reports of cash transactions exceeding a daily aggregate amount of $10,000, and to report suspicious activity that might signify money laundering, tax evasion, or other criminal activities.

Anti-money laundering and economic sanctions

The USA PATRIOT Act provides the federal government with additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the BSA, the USA PATRIOT Act imposed new requirements that obligate financial institutions, such as banks, to take certain steps to control the risks associated with money laundering and terrorist financing. Among other requirements, the USA PATRIOT Act and implementing regulations require banks to establish anti-money laundering programs that include, at a minimum:

•	internal policies, procedures and controls designed to implement and maintain the bank’s compliance with all of the requirements of the USA PATRIOT Act, the BSA and related laws and regulations;

•	systems and procedures for monitoring and reporting of suspicious transactions and activities;

•	designated compliance officer;

•	employee training;

•	an independent audit function to test the anti-money laundering program;

•	procedures to verify the identity of each customer upon the opening of accounts; and

•	heightened due diligence policies, procedures and controls applicable to certain foreign accounts and relationships.

Additionally, the USA PATRIOT Act requires each financial institution to develop a customer identification program, or CIP, as part of the bank’s anti-money laundering program. The key components of the CIP are identification, verification, government list comparison, notice and record retention. The purpose of the CIP is to enable the financial institution to determine the true identity and anticipated account activity of each customer. To make this determination, among other things, the financial institution must collect certain information from customers at the time they enter into the customer relationship with the financial institution. This information must be verified within a reasonable time through documentary and non-documentary methods. Furthermore, all customers must be screened against any CIP-related government lists of known or suspected terrorists. Financial institutions are also required to comply with various reporting and recordkeeping requirements. The Federal Reserve and the FDIC consider an applicant’s effectiveness in combating money laundering, among other factors, in connection with an application to approve a bank merger or acquisition of control of a bank or bank holding company.

Likewise, the Treasury’s Office of Foreign Assets Control, or OFAC, is responsible for helping to ensure that United States entities do not engage in transactions with the subjects of U.S. sanctions, as defined by various Executive Orders and Acts of Congress. Currently, OFAC administers and enforces comprehensive U.S. economic sanctions programs against certain specified countries/regions. In addition to the country/region-wide sanctions programs, OFAC also administers complete embargoes against individuals and entities identified on OFAC’s list of Specially Designated Nationals and Blocked Persons, or SDN List. The SDN List includes over 7,000 parties that are located in many jurisdictions throughout the world, including in the United States and Europe. SmartBank is responsible for determining whether any potential and/or existing customers appear on the SDN List or are owned or controlled by a person on the SDN List. If any customer appears on the SDN List or is owned or controlled by a person or entity on the SDN List, such customer’s account must be placed on hold and a blocking or rejection report, as appropriate and if required, must be filed within 10 business days with OFAC. In addition, if a customer is a citizen of, has provided an address in, or is organized under the laws of any country or region for which OFAC maintains a comprehensive sanctions program, the Bank must take certain actions with respect to such customers as dictated under the relevant OFAC sanctions program. SmartBank must maintain compliance with OFAC by implementing appropriate policies and procedures and by establishing a recordkeeping system that is reasonably appropriate to administer the Bank’s compliance program. SmartBank has adopted policies, procedures and controls to comply with the BSA, the USA PATRIOT Act and OFAC regulations.

Privacy and data security

Under the GLBA, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The GLBA also directed federal regulators, including the FDIC, to prescribe standards for the security of consumer information. SmartBank is subject to such standards, as well as standards for notifying customers in the event of a security breach.

Consumer laws and regulations

SmartBank is also subject to other federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, or TILA, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Check Clearing for the 21st Century Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair and Accurate Transactions Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Mortgage Disclosure Improvement Act, and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with consumers when offering consumer financial products and services.

Rulemaking authority for these and other consumer financial protection laws transferred from the prudential regulators to the CFPB on July 21, 2011. In some cases, regulators such as the Federal Trade Commission, the U.S. Department of Housing and Urban Development, and the U.S. Department of Justice also retain certain rulemaking or enforcement authority. The CFPB also has broad authority to prohibit unfair, deceptive and abusive acts and practices, or UDAAP, and to investigate and penalize financial institutions that violate this prohibition. While the statutory language of the Dodd-Frank Act sets forth the standards for acts and practices that violate the prohibition on UDAAP, certain aspects of these standards are untested, and thus it is currently not possible to predict how the CFPB will exercise this authority. In addition, consumer compliance examination authority remains with the prudential regulators for smaller depository institutions ($10 billion or less in total assets). The possibility of changes in the authority of the CFPB going forward after President-elect Trump is sworn into office is uncertain, and we cannot ascertain the impact, if any, changes to the CFPB may have on our business, revenues, operations, or results.

The Dodd-Frank Act also authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower’s ability to repay. Under the Dodd-Frank Act, financial institutions may not make a residential mortgage loan unless they make a “reasonable and good faith determination” that the consumer has a “reasonable ability” to repay the loan. The act allows borrowers to raise certain defenses to foreclosure but provides a full or partial safe harbor from such defenses for loans that are “qualified mortgages.” On January 10, 2013, the CFPB published final rules to, among other things, specify the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification, and the required methods of calculating the loan’s monthly payments. Since then the CFPB made certain modifications to these rules. The rules extend the requirement that creditors verify and document a borrower’s “income and assets” to include all “information” that creditors rely on in determining repayment ability. The rules also provide further examples of third-party documents that may be relied on for such verification, such as government records and check-cashing or funds-transfer service receipts. The new rules were effective beginning on January 10, 2014. The rules also define “qualified mortgages,” imposing both underwriting standards—for example, a borrower’s debt-to-income ratio may not exceed 43%—and limits on the terms of their loans. Points and fees are subject to a relatively stringent cap, and the terms include a wide array of payments that may be made in the course of closing a loan. Certain loans, including interest-only loans and negative amortization loans, cannot be qualified mortgages.

On October 3, 2015, the CFPB implemented a final rule combining the mortgage disclosures consumers previously received under TILA and the Real Estate Settlement Procedures Act, or RESPA. For more than 30 years, the TILA and RESPA mortgage disclosures had been administered separately by, respectively, the Federal Reserve and the U.S. Department of Housing and Urban Development. The final rule requires lenders to provide applicants with the new Loan Estimate and Closing Disclosure and generally applies to most closed-end consumer mortgage loans for which the creditor or mortgage broker receives an application on or after October 3, 2015.

Volcker Rule

The Volcker Rule generally prohibits a “banking entity” (which includes any insured depository institution, such as SmartBank, or any affiliate or subsidiary of such depository institution, such as SmartFinancial) from engaging in proprietary trading and acquiring or retaining any ownership interest in, sponsoring, or engaging in certain transactions with, a “covered fund”. Both the proprietary trading and covered fund-related prohibitions are subject to a number of exemptions and exclusions. The Volcker Rule became effective by statute in July 2012, and on December 10, 2013, five federal regulators including the FDIC and the Federal Reserve jointly adopted the final regulations to implement the Volcker Rule. The final regulations contain exemptions for, among others, market making, risk-mitigating hedging, underwriting, and trading in U.S. government and agency obligations and also permit certain ownership interests in certain types of funds to be retained. They also permit the offering and sponsoring of funds under certain conditions. In addition, the final regulations impose significant compliance and reporting obligations on banking entities.

The final regulations became effective on April 1, 2014, and banking entities were required to conform their proprietary trading activities and investments in and relationships with covered funds that were in place after December 31, 2013 by July 21, 2015. For those banking entities whose investments in and relationships with covered funds were in place prior to December 31, 2013 (“legacy covered funds”), the Volcker Rule conformance period was recently extended by the Federal Reserve to July 21, 2017 for such legacy covered funds. In addition, the Federal Reserve has also indicated its intention to grant two additional one-year extensions of the conformance period to July 21, 2017, for banking entities to conform ownership interests in and sponsorship of activities of collateralized loan obligations, or CLOs, that are backed in part by non-loan assets and that were in place as of December 31, 2013.

FIRREA and FDICIA

Far-reaching legislation, including the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA, and the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, have impacted the business of banking for years. FIRREA primarily affected the regulation of savings institutions rather than the regulation of commercial banks and bank holding companies like SmartBank and SmartFinancial, but did include provisions affecting deposit insurance premiums, acquisitions of thrifts by banks and bank holding companies, liability of commonly controlled depository institutions, receivership and conservatorship rights and procedures and substantially increased penalties for violations of banking statutes, regulations and orders.

FDICIA resulted in extensive changes to the federal banking laws. The primary purpose of FDICIA was to authorize additional borrowings by the FDIC in order to assist in the resolution of failed and failing financial institutions. However, the law also instituted certain changes to the supervisory process and contained various provisions affecting the operations of banks and bank holding companies.

The additional supervisory powers and regulations mandated by FDICIA include a “prompt corrective action” program based upon five regulatory zones for banks, in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank’s financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s ratio of tangible equity to total assets reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital. The Federal Reserve has adopted regulations implementing the prompt corrective action provisions of the FDICIA, which place financial institutions into one of the following five categories based upon capitalization ratios as these ratios have been amended following regulations implementing the requirements of Basel III: (1) a “well capitalized” institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a leverage ratio of at least 5% and a CET1 capital ratio of at least 6.5%; (2) an “adequately capitalized” institution has a total risk-based ratio of at least 8%, a Tier 1 risk-based ratio of at least 6%, a leverage ratio of at least 4% and a CET1 capital ratio of at least 4.5%; (3) an “undercapitalized” institution has a total risk-based capital ratio of under 8%, a Tier 1 risk-based capital ratio of under 6%, a leverage ratio of under 4% or a CET1 capital ratio of less than 4.5%; (4) a “significantly undercapitalized” institution has a total risk-based capital ratio of under 6%, a Tier 1 risk-based ratio of under 4%, a leverage ratio of under 3% or a CET1 capital ratio of less than 3%; and (5) a “critically undercapitalized” institution has a ratio of tangible equity to total assets of 2% or less. Institutions in any of the three undercapitalized categories would generally be prohibited from declaring dividends or making capital distributions. The regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital.

Various other sections of the FDICIA impose substantial audit and reporting requirements and increase the role of independent accountants and outside directors. Set forth below is a list containing certain other significant provisions of the FDICIA:

•	annual on-site examinations by regulators (except for smaller, well-capitalized banks with high management ratings, which must be examined every 18 months);

•	mandated annual independent audits by independent public accountants and an independent audit committee of outside directors for institutions with more than $500,000,000 in assets;

•	uniform disclosure requirements for interest rates and terms of deposit accounts;

•	a requirement that the FDIC establish a risk-based deposit insurance assessment system;

•	authorization for the FDIC to impose one or more special assessments on its insured banks to recapitalize the bank insurance fund (now called the Deposit Insurance Fund);

•	a requirement that each institution submit to its primary regulators an annual report on its financial condition and management, which report will be available to the public;

•

a ban on the acceptance of brokered deposits except by well capitalized institutions and by adequately capitalized institutions with the permission of the FDIC, and the regulation of the brokered deposit market by the FDIC;

•

restrictions on the activities engaged in by state banks and their subsidiaries as principal, including insurance underwriting, to the same activities permissible for national banks and their subsidiaries unless the state bank is well capitalized and a determination is made by the FDIC that the activities do not pose a significant risk to the insurance fund;

•

a review by each regulatory agency of accounting principles applicable to reports or statements required to be filed with federal banking agencies and a mandate to devise uniform requirements for all such filings;

•

the institution by each regulatory agency of noncapital safety and soundness standards for each institution it regulates which cover (1) internal controls, (2) loan documentation, (3) credit underwriting, (4) interest rate exposure, (5) asset growth, (6) compensation, fees and benefits paid to employees, officers and directors, (7) operational and managerial standards, and (8) asset quality, earnings and stock valuation standards for preserving a minimum ratio of market value to book value for publicly traded shares (if feasible);

•	uniform regulations regarding real estate lending; and

•

a review by each regulatory agency of the risk-based capital rules to ensure they take into account adequate interest rate risk, concentration of credit risk, and the risks of non-traditional activities.

Jumpstart Our Business Startups Act of 2012

The Jumpstart Our Business Startups Act, or JOBS Act, increased the threshold under which a bank or bank holding company may terminate registration of a security under the Securities Exchange Act of 1934, as amended, to 1,200 shareholders of record from 300. The JOBS Act also raised the threshold requiring companies to register to 2,000 shareholders from 500. Since the JOBS Act was signed, numerous banks or bank holding companies have filed to deregister their common stock.

Future legislative developments

Legislative acts that impact SmartFinancial and SmartBank are introduced in Congress and the Tennessee legislature from time to time. This legislation may change banking statutes and the environment in which we operate in substantial and unpredictable ways. Due to the outcome of the 2016 presidential election, changes to legislation surrounding taxes, consumer protection laws, regulation of financial institutions, and other topics relevant to our company will likely be considered in Congress in the coming four years. We cannot determine the ultimate effect that potential changes to legislation, if enacted, or implementing regulations and interpretations with respect thereto, would have our financial condition or results of operations.

DESCRIPTION OF OUR CAPITAL STOCK

General

Following this offering, we will have 40,000,000 shares of common stock authorized and 7,701,642 shares of common stock issued and outstanding, after giving effect to the sale of the 1,770,084 shares of common stock in this offering.

Description of Common Stock; Description of Preferred Stock

Summaries of some of the important terms of our common stock and preferred stock are set forth in the accompanying prospectus under the captions “Description of Common Stock” and “Description of Preferred Stock.” For a more complete description of our capital stock, we urge you to read our charter and bylaws, as amended, and the applicable provisions of the Tennessee Business Corporation Act.

SBLF Preferred Stock

Legacy SmartFinancial entered into that certain Securities Purchase Agreement, or the SBLF Agreement, dated as of August 4, 2011, by and between the Treasury and Legacy SmartFinancial. The SBLF Agreement was entered into by Legacy SmartFinancial in connection with its participation in the Treasury’s Small Business Lending Fund Program, or the SBLF Program, whereby Legacy SmartFinancial sold to the Treasury 12,000 shares of SBLF Preferred Stock with certain preferential dividend rights. On August 31, 2015, and in connection with the merger of Legacy SmartFinancial with and into Cornerstone Bancshares, SmartFinancial entered into an Assignment and Assumption Agreement with Legacy SmartFinancial, pursuant to which Legacy SmartFinancial assigned to SmartFinancial, and SmartFinancial assumed, all of Legacy SmartFinancial’s rights, responsibilities, and obligations under the SBLF Agreement.

As of the date of this prospectus supplement, we have 12,000 outstanding shares of the SBLF Preferred Stock issued to the Treasury. These shares are redeemable for $1,000 per share upon Federal Reserve approval at any time. We intend to use approximately $12.1 million of the net proceeds from this offering to voluntarily redeem the SBLF Preferred Stock, subject to the receipt of required regulatory approvals.

A summary of certain other important terms of the SBLF Preferred Stock is set forth in the accompanying prospectus under the caption “Description of Preferred Stock – SBLF Preferred Stock” For a more complete description of our capital stock, we urge you to read our charter and bylaws, as amended, and the applicable provisions of the Tennessee Business Corporation Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. Historical financial condition and results of operations and percentage relationships among any amounts in the financial statements are not necessarily indicative of financial condition, results of operations or percentage relationships for any future periods.

Introduction

As described in the section of this prospectus supplement titled “Merger of Legacy SmartFinancial and Cornerstone Bancshares,” on August 31, 2015, Cornerstone Bancshares and Legacy SmartFinancial merged, with Cornerstone Bancshares surviving the merger and changing its name to “SmartFinancial, Inc.” In connection with the merger, Legacy SmartFinancial shareholders received 1.05 shares of Cornerstone Bancshares common stock in exchange for each share of the Legacy SmartFinancial common stock held prior to the merger and, as a result of a reverse stock split, the shareholders of Cornerstone Bancshares received one share of our common stock for every four shares of Cornerstone Bancshares common stock held prior to the merger. After the merger, Legacy SmartFinancial shareholders owned approximately 56% of the outstanding common stock of the combined entity on a fully-diluted basis.

While Cornerstone Bancshares was the acquiring entity for legal purposes, the merger was accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of FASB ASC 805-10 Business Combinations. Under this guidance, for accounting purposes, Legacy SmartFinancial was considered the acquirer in the merger, and as a result, the historical financial statements of the combined entity are the historical financial statements of Legacy SmartFinancial.

The assets and liabilities of Cornerstone Bancshares as of the effective date of the merger were recorded at their respective estimated fair values and combined with those of Legacy SmartFinancial. The excess of the purchase price over the net estimated fair values of the acquired assets and liabilities was allocated to identifiable intangible assets with the remaining excess allocated to goodwill.

In periods following the merger, the financial statements of the combined entity will include the results attributable to Cornerstone Community Bank beginning on the date the merger was completed. As a result of the merger, SmartFinancial’s assets increased approximately $450 million and its liabilities increased approximately $421 million. The merger had a significant impact on all aspects of our financial statements, and as a result, financial results after the merger may not be comparable to financial results prior to the merger.

Analysis of Results of Operations

Third quarter of 2016 compared to 2015

Net income was $1.6 million in the third quarter of 2016, which was up from $(77) thousand in the third quarter of 2015. Net income available to common shareholders was $1,341 thousand, or $0.22 per diluted common share, in the third quarter of 2016, an increase from $(107) thousand, or $(0.03) per diluted common share, in the third quarter of 2015. Net interest income to average assets of 3.76 percent in the third quarter of 2016 was up from 3.62 percent in the third quarter of 2015 due to a lower percentage of noninterest-earning assets and a higher percentage of noninterest-bearing deposits. Noninterest income to average assets of 0.47 percent was up from 0.10 percent in the third quarter of 2015 as a result of lower losses on the sale of foreclosed assets in 2016 compared to 2015 and higher gains on sale of mortgage and SBA loans. Noninterest expense to average assets decreased from 3.66 percent in the third quarter of 2015 to 3.13 percent in third quarter of 2016 primarily due to normalized post-merger data processing costs, the completion of repairs at one branch, and a drop in salary and employee benefit expenses. The resulting pretax pre-provision income to average assets was 1.10 percent in the third quarter of 2016, an improvement from 0.06 percent in the third quarter of 2015.

First nine months of 2016 compared to 2015

Net income was $4.2 million in the first nine months of 2016, which was up from $328 thousand in the first nine months of 2015. Net income available to common shareholders was $3.4 million, or $0.56 per diluted common share, in the first nine months of 2016, an increase from $238 thousand, or $0.06 per diluted common share, in the first nine months of 2015. Net interest income to average assets of 3.76 percent in the first nine months of 2016 was up from 3.56 percent in the first nine months of 2015, with the increase a result of higher yields on earning assets and a lower percentage of non-earning assets. Noninterest income to average assets of 0.43 percent was up from 0.25 percent in the first nine months of 2015 as a result of lower losses on the sale of foreclosed assets in 2016 compared to 2015, higher gains on sale of mortgage and SBA loans, and higher fees on deposit accounts. Noninterest expense to average assets decreased from 3.48 percent in the first nine months of 2015 to 3.24 percent in the first nine months of 2016 as we continued to gain efficiencies of scale from the merger. The resulting pretax pre-provision income to average assets was 0.95 percent in the first nine months of 2016, an improvement from 0.33 percent in the first nine months of 2015.

Net Interest Income and Yield Analysis

Third quarter of 2016 compared to 2015

Net interest income, taxable equivalent, improved to $9.7 million in the third quarter of 2016 from $6.4 million in the third quarter of 2015. The increase in net interest income was primarily the result of a significant increase in earning assets primarily from the merger. Average earning assets increased from $630.5 million in the third quarter of 2015 to $953.7 million in the third quarter of 2016. Over this period, average loan balances increased by $298.7 million. In addition, average interest-bearing deposits increased by $209.6 million and average noninterest-bearing deposits increased $59.7 million. Net interest income to average assets of 3.76 percent for the third quarter in 2016 was up from 3.62 percent during the same period in 2015. Net interest margin, taxable equivalent, was 4.03 percent in the quarter, compared to 4.04 percent a year ago. Net interest margin was negatively affected by a decrease in the yield on earning assets from 4.50 percent a year ago to 4.48 percent in the quarter and an increase in the cost of interest bearing deposits from 0.53 percent a year ago to 0.58 percent in the quarter.

The following table summarizes the major components of net interest income and the related yields and costs for the periods presented.

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Average Balance	Interest*	Yield/ Cost*	Average Balance	Interest*	Yield/ Cost*
Assets
Loans(1)	$788,585	$10,112	5.09%	$489,926	$6,656	5.39%
Investment securities and interest-bearing due from banks(2)	159,683	615	1.53%	107,061	453	1.68%
Federal funds and other	5,442	51	3.72%	33,539	42	0.50%

Total interest-earning assets	953,710	10,778	4.48%	630,526	7,151	4.50%
Noninterest-earning assets	66,735			72,898

Total assets	$1,020,445			$703,424

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$147,102	$73	0.20%	$114,727	$45	0.16%
Money market and savings deposits	268,307	283	0.42%	169,916	176	0.41%
Time deposits	312,889	709	0.90%	234,017	468	0.79%

Total interest-bearing deposits	728,298	1,065	0.58%	518,660	689	0.53%
Securities sold under agreement to repurchase	22,471	17	0.30%	11,095	7	0.25%
Federal Home Loan Bank advances and other borrowings	11,187	17	0.60%	13,806	31	0.89%

Total interest-bearing liabilities	761,956	1,099	0.57%	543,561	727	0.53%
Noninterest-bearing deposits	148,178			88,468
Other liabilities	6,194			2,141

Total liabilities	916,328			634,170
Stockholders’ equity	104,117			69,254

Total liabilities and stockholders’ equity	$1,020,445			$703,424

Net interest income, taxable equivalent		$9,679			$6,424

Interest rate spread(3)			3.91%			3.97%

Tax equivalent net interest margin(4)			4.03%			4.04%

Percentage of average interest-earning assets to average interest-bearing liabilities			125%			116%

Percentage of average equity to average assets			10.2%			9.9%

*	Taxable equivalent basis
(1)	Loans include nonaccrual loans. Loan fees included in loan income was $556 thousand and $483 thousand for the quarters ended September 2016 and 2015, respectively. Yields related to loans exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $1 thousand for the three months ended September 30, 2016 and zero for the three months ended September 30, 2015.
(2)	Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $13 thousand for the three months ended September 30, 2016 and $1 thousand for the three months ended September 30, 2015.
(3)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

First nine months of 2016 compared to 2015

Net interest income, taxable equivalent, improved to $28.5 million in the first nine months of 2016 from $15.4 million in the same period of 2015. The increase in net interest income was primarily the result of a significant increase in earning assets primarily from the merger. Average earning assets increased from $526.6 million for the first nine months of 2015 to $936.4 million for the same period in 2016. Over this period, average loan balances increased by $345.3 million. In addition, average interest-bearing deposits increased by $287.0 million and average noninterest-bearing deposits increased $68.9 million. Net interest income to average assets of 3.76 percent for the first nine months of 2016 was up from 3.56 percent during the same period in 2015. Net interest margin, taxable equivalent, was 4.06 percent for the first nine months of 2016, compared to 3.92 percent a year ago. Net interest margin was positively affected by an increase in the yield on earning assets from 4.36 percent a year ago to 4.51 percent in 2016.

The following table summarizes the major components of net interest income and the related yields and costs for the periods presented.

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Average Balance	Interest*	Yield/ Cost*	Average Balance	Interest*	Yield/ Cost*
Assets
Loans(1)	$758,420	$29,450	5.19%	$413,155	$15,852	5.13%
Investment securities and interest-bearing due from banks(2)	171,356	2,023	1.58%	100,209	1,237	1.65%
Federal funds and other	6,655	165	3.31%	13,279	97	0.98%

Total interest-earning assets	936,431	31,638	4.51%	526,643	17,186	4.36%
Noninterest-earning assets	69,202			53,633

Total assets	$1,005,633			$580,276

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$150,495	$208	0.18%	$110,229	$120	0.15%
Money market and savings deposits	253,000	854	0.45%	137,627	397	0.39%
Time deposits	322,935	1,977	0.82%	191,568	1,173	0.82%

Total interest-bearing deposits	726,430	3,039	0.56%	439,424	1,690	0.51%
Securities sold under agreement to repurchase	21,155	49	0.31%	7,252	13	0.24%
Federal Home Loan Bank advances and other borrowings	15,311	91	0.79%	5,171	34	0.88%

Total interest-bearing liabilities	762,896	3,179	0.56%	451,847	1,737	0.51%

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Average Balance	Interest*	Yield/ Cost*	Average Balance	Interest*	Yield/ Cost*
Noninterest-bearing deposits	134,777			65,881
Other liabilities	5,209			1,622

Total liabilities	902,882			519,350
Stockholders’ equity	102,751			60,926

Total liabilities and stockholders’ equity	$1,005,633			$580,276

Net interest income, taxable equivalent		$28,459			$15,449

Interest rate spread(3)			3.95%			3.85%

Tax equivalent net interest margin(4)			4.06%			3.92%

Percentage of average interest-earning assets to average interest-bearing liabilities			123%			117%

Percentage of average equity to average assets			10.2%			10.5%

*	Taxable equivalent basis
(1)	Loans include nonaccrual loans. Loan fees included in loan income was $1.9 million and $816 thousand for the nine months ended September 2016 and 2015, respectively. Yields related to loans exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $12 thousand for the nine months ended September 30, 2016 and zero for the nine months ended September 30, 2015.
(2)	Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $39 thousand for the nine months ended September 30, 2016 and $4 thousand for the nine months ended September 30, 2015.
(3)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

Rate and Volume Analysis

Changes in net interest income are attributed to changes in average balances (volume change), changes in average rates (rate change), and, when applicable, changes in the number of days (days change) in the period presented (for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. The change attributed to rates and volumes (change in rate times change in volume) is considered above as a change in volume.

Third quarter of 2016 compared to 2015

Net interest income, taxable equivalent, increased by $3.3 million between the quarters ended September 30, 2016 and 2015. The following is an analysis of the changes in net interest income comparing the changes attributable to rates and those attributable to volumes (in thousands):

	Three Months Ended September 30,
	2016	Compared to 2015
	Increase (decrease) due to
	Rate	Volume	Net
Interest-earning assets:
Loans(1)	(602)	4,058	3,456
Investment securities and interest-bearing due from banks(2)	(61)	223	162
Federal funds and other	44	(35)	9

Total interest-earning assets	(619)	4,246	3,627
Interest-bearing liabilities:
Interest-bearing demand deposits	15	13	28
Money market and savings deposits	5	102	107
Time deposits	84	157	241

Total interest-bearing deposits	104	272	376
Securities sold under agreement to repurchase	3	7	10
Federal Home Loan Bank advances and other borrowings	(8)	(6)	(14)

Total interest-bearing liabilities	99	273	372

Net interest income	(718)	3,973	3,255

(1)	Loans include nonaccrual loans. Yields related to loans exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $1 thousand for the three months ended September 30, 2016 and zero for the three months ended September 30, 2015.
(2)	Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $13 thousand for the three months ended September 30, 2016 and $1 thousand for the three months ended September 30, 2015.

First nine months of 2016 compared to 2015

Net interest income increased by $13.0 million between the first nine months of September 30, 2016 compared to 2015. The following is an analysis of the changes in net interest income comparing the changes attributable to rates, attributable to days, and those attributable to volumes (in thousands):

	Nine Months Ended September 30,
	2016		Compared to 2015
	Increase (decrease) due to
	Rate	Days(1)	Volume	Net
Interest-earning assets:
Loans(2)	292	58	13,248	13,598
Investment securities and interest-bearing due from banks(3)	(97)	5	878	786
Federal funds and other	117	—	(49)	68

Total interest-earning assets	312	63	14,077	14,452
Interest-bearing liabilities:
Interest-bearing demand deposits	43	—	45	88
Money market and savings deposits	119	1	337	457
Time deposits	(6)	4	806	804

Total interest-bearing deposits	156	5	1,188	1,349
Securities sold under agreement to repurchase	11		25	36
Federal Home Loan Bank advances and other borrowings	(10)		67	57

Total interest-bearing liabilities	157	5	1,280	1,442

Net interest income	155	58	12,797	13,010

(1)	In the nine months ended September 30, 2016 there were 274 days compared to 273 days in the nine months ended September 30, 2015.
(2)	Loans include nonaccrual loans. Yields related to loans exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $12 thousand for the nine months ended September 30, 2016 and zero for the nine months ended September 30, 2015.
(3)	Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $39 thousand for the nine months ended September 30, 2016 and $4 thousand for the nine months ended September 30, 2015.

Noninterest Income

Third quarter of 2016 compared to 2015

Noninterest income totaled $1.2 million in the third quarter of 2016, compared to $179 thousand in the third quarter of 2015. Noninterest income to average assets of 0.47 percent for the quarter was up from 0.10 percent in 2015 primarily due to lower losses on the sale of foreclosed assets. Charges and fees on deposit accounts increased $88 thousand primarily due to increased deposit accounts from the merger. Gains on the sale of loans, which includes mortgage and SBA loans, were $287 thousand, up substantially from $66 thousand a year ago.

	Three months ended September 30,
(Dollars in thousands)	2016	2015
Service charges and fees on deposit accounts	$296	$208
Gain on sale of securities	18	—
Gain on sale of loans and other assets	287	66
Gain (loss) on sale of foreclosed assets	131	(446)
Other noninterest income	472	351

Total noninterest income	$1,204	$179

First nine months of 2016 compared to 2015

Noninterest income totaled $3.2 million in the first nine months of 2016, compared to $1.1 million in the first nine months of 2015. Noninterest income to average assets of 0.43 percent was up from 0.25 percent in 2015 due to higher gains on sales of loans and securities. Charges and fees on deposit accounts increased $364 thousand primarily due to increased deposit accounts from the merger. Gains on the sale of loans, which includes mortgage and SBA were $706 thousand, up substantially from $162 thousand a year ago.

	Nine months ended September 30,
(Dollars in thousands)	2016	2015
Service charges and fees on deposit accounts	$851	$487
Gain on sale of securities	200	52
Gain on sale of loans and other assets	706	162
Gain (loss) on sale of foreclosed assets	185	(426)
Other noninterest income	1,294	818

Total noninterest income	$3,236	$1,093

Noninterest Expense

Third quarter of 2016 compared to 2015

Noninterest expense totaled $8.0 million in the third quarter of 2016 compared to $6.5 million in the third quarter of 2015. Noninterest expense to average assets decreased from 3.66 percent a year ago to 3.13 percent in the quarter. Salaries and employee benefits, occupancy, data processing, and other noninterest expense categories in 2016 were all significantly impacted by the merger which added employees, branches and other facilities, and equipment to our expense base. In the third quarter of 2016 professional services decreased compared to the prior year due to a reduction in expenses related to the merger.

	Three months ended September 30,
(Dollars in thousands)	2016	2015
Salaries and employee benefits	$4,312	$3,185
Net occupancy and equipment expense	965	708
Depository insurance	153	144
Foreclosed assets	79	91
Advertising	179	132
Data processing	457	293
Professional services	558	908
Amortization of intangible assets	80	58
Service contracts	272	196
Other operating expenses	995	778

Total noninterest expense	$8,050	$6,493

First nine months of 2016 compared to 2015

Noninterest expense totaled $24.5 million for the first nine months of 2016 compared to $15.1 million in the same period in 2015. Noninterest expense to average assets decreased from 3.48 percent a year ago to 3.24 percent in 2016. Salaries and employee benefits, occupancy, data processing, and other noninterest expense categories in 2016 were all significantly impacted by the merger which added employees, branches and other facilities, and equipment to our expense base. However, in 2015 there were additional professional service expenses as a result of the merger which resulted in a slight decrease for the first nine months of 2016.

	Nine months ended September 30,
(Dollars in thousands)	2016	2015
Salaries and employee benefits	$13,293	$7,721
Net occupancy and equipment expense	3,120	1,827
Depository insurance	440	339
Foreclosed assets	199	180
Advertising	537	353
Data processing	1,353	697
Professional services	1,565	1,594
Amortization of intangible assets	267	140
Service contracts	873	507
Other operating expenses	2,827	1,756

Total noninterest expense	$24,474	$15,114

Taxes

Third quarter of 2016 compared to 2015

In the third quarter of 2016 income tax expense totaled $947 thousand compared to $152 thousand a year ago. Income taxes a year ago were elevated by non-deductible merger expenses resulting in an effective tax rate of approximately 200.0 percent compared to approximately 37.0 percent in the third quarter of 2016.

First nine months of 2016 compared to 2015

In the first nine months of 2016 income tax expense totaled $2.4 million compared to $740 thousand a year ago. Income taxes a year ago were elevated by non-deductible merger expenses resulting in an effective tax rate of approximately 69.3 percent compared to approximately 36.6 percent in the first nine months of 2016.

Loan Portfolio Composition

We had total net loans outstanding, including organic and purchased loans, of approximately $792.2 million at September 30, 2016 and $723.4 million at December 31, 2015. Loans secured by real estate, consisting of commercial or residential property, are the principal component of our loan portfolio. We do not generally originate traditional long-term residential fixed rate mortgages for our portfolio but we do originate and hold traditional second mortgage residential real estate loans, adjustable rate mortgages and home equity lines of credit. Even if the principal purpose of the loan is not to finance real estate, when reasonable, we attempt to obtain a security interest in the real estate in addition to any other available collateral to increase the likelihood of ultimate repayment or collection of the loan.

Organic Loans

Our organic net loans increased by $130.2 million, or 28.8 percent, from December 31, 2015, to $581.8 million at September 30, 2016 as we continue to originate well-underwritten loans. Our goal of streamlining the credit process has improved our efficiency and is a competitive advantage in many of our markets. In addition, the overall business environment continues to rebound from recessionary conditions. Organic loans include loans which were originally purchased non-credit impaired loans but have been renewed since purchase.

Purchased Loans

Purchased non-credit impaired loans of $181.6 million at September 30, 2016 were down from $233.5 million at December 31, 2015 as a result of loan payoffs and renewals. Since December 31, 2015, our net purchased credit impaired, or PCI, loans decreased by $9.4 million to $28.8 million at September 30, 2016. The activity within the purchased credit impaired loans will be impacted by how quickly these loans are resolved and/or our future acquisition activity.

The following tables summarize the composition of our loan portfolio for the periods presented (dollars in thousands):

	September 30, 2016
	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total Amount	% of Gross Total
Commercial real estate-mortgage	$270,783	$107,813	$15,750	$394,346	49.5%
Consumer real estate-mortgage	127,813	45,950	9,765	183,528	23.0%
Construction and land development	117,937	9,092	1,704	128,733	16.1%
Commercial and industrial	63,983	17,935	1,616	83,534	10.5%
Consumer and other	6,210	791	—	7,001	0.9%

Total gross loans receivable, net of deferred fees	586,725	181,582	28,835	797,142	100.0%

Allowance for loan and lease losses	(4,964)	—	—	(4,964)

Total loans, net	$581,761	$181,582	$28,835	$792,178

	December 31, 2015
	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total Amount	% of Gross Total
Commercial real estate-mortgage	$229,203	$120,524	$20,050	$369,777	50.8%
Consumer real estate-mortgage	95,233	53,697	12,764	161,694	22.2%
Construction and land development	73,028	29,755	2,695	105,478	14.5%
Commercial and industrial	53,761	28,422	2,768	84,951	11.7%
Consumer and other	4,692	1,123	—	5,815	0.8%

Total gross loans receivable, net of deferred fees	455,917	233,521	38,277	727,715	100.0%

Allowance for loan and lease losses	(4,354)	—	—	(4,354)

Total loans, net	$451,563	$233,521	$38,277	$723,361

Loan Portfolio Maturities

The following table sets forth the maturity distribution of our loans, including the interest rate sensitivity for loans maturing after one year.

					Rate Structure for Loans Maturing Over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
Commercial real estate-mortgage	$31,305	$219,562	$143,479	$394,346	$251,627	$111,414
Consumer real estate-mortgage	13,512	94,179	75,837	183,528	103,325	66,691
Construction and land development	43,018	52,182	33,533	128,733	34,627	51,088
Commercial and industrial	21,118	46,559	15,857	83,534	46,396	16,020
Consumer and other	4,045	2,705	251	7,001	2,272	684

Total Loans	$112,998	$415,187	$268,957	$797,142	$438,247	$245,897

Nonaccrual, Past Due, and Restructured Loans

Nonperforming loans as a percentage of total gross loans, net of deferred fees, was 0.17 percent as of September 30, 2016, which was down from 0.38 percent as of December 31, 2015. Total nonperforming assets as a percentage of total assets as of September 30, 2016 totaled 0.38 percent compared to 0.79 percent as of December 31, 2015. Acquired PCI loans that are included in loan pools are reclassified at acquisition to accrual status and thus are not included as nonperforming assets unless they are 90 days or greater past due

The following table summarizes our nonperforming assets for the periods presented.

(in thousands)	September 30, 2016	December 31, 2015
Nonaccrual loans	$1,255	$2,252
Accruing loans past due 90 days or more(1)	115	502

Total nonperforming loans	1,370	2,754
Foreclosed assets	2,536	5,358

Total nonperforming assets	$3,906	$8,112

Restructured loans not included above	$2,938	$3,693

(1)	Balances include PCI loans past due 90 days or more that are grouped in pools which accrue interest based on pool yields.

Potential Problem Loans

As of September 30, 2016, problem loans amounted to approximately $617.3 thousand or 0.08 percent of total loans outstanding. Potential problem loans, which are not included in nonperforming loans, represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by SmartBank’s primary regulators, for loans classified as substandard or worse, but not considered nonperforming loans.

Allocation of the Allowance for Loan Losses

We maintain the allowance at a level that we deem appropriate to adequately cover the probable losses inherent in the loan portfolio. As of September 30, 2016 and December 31, 2015, our allowance for loan losses was $5.0 million and $4.4 million, respectively, which we deemed to be adequate at each of the respective dates. The increase in the allowance for loan losses in 2016 as compared to 2015 is the result of increases in the organic loan portfolio. Our allowance for loan loss as a percentage of total loans has increased slightly from 0.60 percent at December 31, 2015 to 0.63 percent at September 30, 2016. As a percentage of organic loans the allowance for loan losses decreased from 0.95 percent at December 31, 2015 to 0.85 percent at September 30, 2016.

Our purchased loans were recorded at fair value upon acquisition. The fair value adjustments on the performing purchased loans will be accreted into income over the life of the loans. As of September 30, 2016, the balance on PCI loans was $37.5 million while the carrying value was $28.8 million. These loans are subject to the same allowance methodology as our legacy portfolio. The calculated allowance is compared to the remaining fair value discount on a loan-by-loan basis to determine if additional provisioning should be recognized. At September 30, 2016, there were no allowances on PCI loans.

The following table sets forth, based on our best estimate, the allocation of the allowance to types of loans as of September 30, 2016 and December 31, 2015 and the percentage of loans in each category to total loans (in thousands):

	September 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent
Commercial real estate-mortgage	$2,246	45.2%	$1,906	43.8%
Consumer real estate-mortgage	1,243	25.0%	1,015	23.3%
Construction and land development	861	17.3%	627	14.4%
Commercial and industrial	576	11.7%	777	17.8%
Consumer and other	38	0.8%	29	0.7%

Total allowance for loan losses	$4,964	100%	$4,354	100%

The increase in the overall allowance for loan losses is due to the increased balance of organic loans offset by improvements of our loan portfolio and the reduction of nonperforming loans and net charge-offs, which is largely influenced by the overall improvement in the economies in our market areas. The allocation by category is determined based on the assigned risk rating, if applicable, and environmental factors applicable to each category of loans. For impaired loans, those loans are reviewed for a specific allowance allocation. Specific valuation allowances related to impaired loans were approximately $258 thousand at December 31, 2015 compared to $32 thousand at September 30, 2016.

Analysis of the Allowance for Loan Losses

The following is a summary of changes in the allowance for loan losses for the periods ended September 30, 2016 and December 31, 2015 including the ratio of the allowance for loan losses to total loans as of the end of each period (in thousands):

	September 30, 2016	December 31, 2015
Balance at beginning of period	$4,354	$3,880
Provision for loan losses	617	923
Charged-off loans:
Commercial real estate-mortgage	—	(95)
Consumer real estate-mortgage	(80)	(247)
Construction and land development	(14)	(50)
Commercial and industrial	(18)
Consumer and other	(120)	(114)

Total charged-off loans	(232)	(506)

Recoveries of previously charged-off loans:
Commercial real estate-mortgage	41	—
Consumer real estate-mortgage	64	—
Construction and land development	34	26
Commercial and industrial	43	19
Consumer and other	43	12

Total recoveries of previously charged-off loans	225	57

Net charge-offs	(7)	(449)

Balance at end of period	4,964	4,354

Ratio of allowance for loan losses to total loans outstanding at end of period	0.63%	0.60%

Ratio of net charge-offs to average loans outstanding for the period	—%	(0.09)%

We assess the adequacy of the allowance at the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The level of the allowance is based upon our evaluation of the loan portfolio, past loan loss experience, known and inherent risks in the portfolio, the views of SmartBank’s regulators, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Investment Portfolio

Our investment portfolio, consisting primarily of Federal agency bonds, mortgage-backed securities, and state and municipal securities had a fair value of $138.6 million and $166.4 million at September 30, 2016 and December 31, 2015, respectively. Our investments to assets ratio has decreased from 16.3 percent at December 31, 2015 to 13.3 percent at September 30, 2016 as we reduced the ratio of investments to total assets on our balance sheet to allocate more funding to loans. Our investment portfolio serves many purposes including serving as a potential liquidity source, collateral for public funds, and as a stable source of income.

The following table shows the amortized cost of the Company’s investment securities. In the periods ended September 30, 2016 and December 31, 2015 all investment securities were classified as available for sale.

Book Value of Investment Securities

(in thousands)	September 30, 2016	December 31, 2015
U.S. Government agencies	$18,297	$22,745
State and political subdivisions	7,661	7,614
Mortgage-backed securities	111,943	136,625

Total securities	$137,901	$166,984

The following table presents the contractual maturity of investment securities by contractual maturity date and average yields based on amortized cost (for all obligations on a fully taxable basis). The composition and maturity/repricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

Contractual Maturity of Investment Securities

September 30, 2016

	Maturity By Years
(in thousands)	1 or Less	1 to 5	5 to 10	Over 10	Total
Available for Sale
U.S. Government agencies	$2,030	$12,984	$3,283	$—	$18,297
State and political subdivisions	—	622	3,040	3,999	7,661
Mortgage-backed securities	—	3,067	28,676	80,200	111,943

Total securities available for sale	$2,030	$16,673	$34,999	$84,199	$137,901

Weighted average yield(1)	1.05%	1.71%	1.76%	1.75%	1.75%

(1)	Based on amortized cost, taxable equivalent basis

Deposits

Deposits are the primary source of funds for our lending and investing activities. The Company provides a range of deposit services to businesses and individuals, including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market accounts, IRAs and CDs. These accounts generally earn interest at rates we establish based on market factors and the anticipated amount and timing of funding needs. The establishment or continuity of a core deposit relationship can be a factor in loan pricing decisions. While our primary focus is on establishing customer relationships to attract core deposits, at times, we use brokered deposits and other wholesale deposits to supplement our funding sources. As of September 30, 2016, brokered deposits represented approximately 8.7 percent of total deposits.

Following the merger in 2015 the overall mix of average deposits has shifted to a higher percentage of noninterest-bearing and money market and savings deposits, with reductions in the percentage of deposits held in interest-bearing demand accounts. We believe our its deposit product offerings are properly structured to attract and retain core low-cost deposit relationships. The average cost of interest-bearing deposits for the three and nine months ended September 30, 2016 was 0.58 percent and 0.56 percent, respectively, compared to a 0.53 percent and 0.51 percent for the same periods in 2015. The increase in the costs was due to changes in deposit mix and higher rates on interest-bearing deposit accounts.

Total deposits as of September 30, 2016 were $860.8 million, which was an increase of $2.4 million from December 31, 2015. As of September 30, 2016 the Company had outstanding time deposits under $100,000 with balances of $118.6 million, time deposits over $100,000 with balances of $172.9 million, and a fair value premium for time deposits of approximately $373 thousand.

The following table summarizes the maturities of time deposits $100,000 or more as of September 30, 2016.

Remaining maturity:

(in thousands)	September 30, 2016
Three months or less	$26,702
Three to six months	37,552
Six to twelve months	44,304
More than twelve months	64,303

Total	$172,861

Borrowings

We use short-term borrowings and long-term debt to provide both funding and, to a lesser extent, regulatory capital using debt which can be downstreamed as Tier 1 capital to the SmartBank. Short-term borrowings totaled $43.0 million at September 30, 2016 comprised of $32.0 million in FHLB advances maturing within twelve months with a purchase accounting fair value adjustment of approximately $48 thousand with the remainder consisting of Federal Funds purchased. Short-term borrowings totaled $32.0 million at December 31, 2015 comprised of $28 million in FHLB advances maturing within twelve months and the remainder consisted of Federal Funds purchased. There was no long-term debt outstanding at September 30, 2016, as we paid down the balance of $2 million on the line of credit which was outstanding on December 31, 2015.

Capital Resources

We use leverage analysis to examine the potential of the institution to increase assets and liabilities using the current capital base. The key measurements included in this analysis are

SmartBank’s Common Equity Tier 1 capital, Tier 1 capital, leverage and total capital ratios. At September 30, 2016 and December 31, 2015, SmartBank’s capital ratios exceeded regulatory minimum capital requirements. From time to time we may be required to support the capital needs of our bank subsidiary. We believe we have various capital raising techniques available to us to provide for the capital needs of our bank, if necessary.

Liquidity and Off-Balance Sheet Arrangements

At September 30, 2016, we had $135.8 million of pre-approved but unused lines of credit and $2.9 million of standby letters of credit. These commitments generally have fixed expiration dates and many will expire without being drawn upon. The total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, we have the ability to liquidate Federal funds sold or securities available-for-sale, or on a short-term basis to borrow and purchase Federal funds from other financial institutions.

Market Risk and Liquidity Risk Management

SmartBank’s Asset Liability Management Committee, or ALCO, is responsible for making decisions regarding liquidity and funding solutions based upon approved liquidity, loan, capital and investment policies. The ALCO must consider interest rate sensitivity and liquidity risk management when rendering a decision on funding solutions and loan pricing. To assist in this process the SmartBank has contracted with an independent third party to prepare quarterly reports that summarize several key asset-liability measurements. In addition, the third party will also provide recommendations to SmartBank’s ALCO regarding future balance sheet structure, earnings and liquidity strategies. Two critical areas of focus for ALCO are interest rate sensitivity and liquidity risk management. We do not believe there have been any material changes to our interest rate sensitivity or liquidity risk from December 31, 2015 to the period ended September 30, 2016.

MANAGEMENT

Information about our Directors

The following table shows for each director of SmartFinancial as of January 13, 2017: (1) his or her name; (2) his or her age; (3) how long he or she has been a director of SmartFinancial, Legacy SmartFinancial and/or SmartBank; (4) his or her position(s) with SmartFinancial or SmartBank, other than as a director, if any; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Director Since	Positions and Business Experience
Victor Lynn Barrett (64)	2007	Mr. Barrett is a co-founder of “The Track,” a family entertainment center with locations in Pigeon Forge, Tennessee, Destin, Florida, and Gulf Shores, Alabama, co-founded by Mr. Barrett in 1984. Mr. Barrett graduated from the University of Texas at El Paso with a Bachelor of Business Administration degree and a major in accounting, and became a licensed Certified Public Accountant. Prior to 1983, Mr. Barrett was employed by various oil-related companies in Houston, Texas with responsibilities in accounting and finance. Mr. Barrett brings SmartFinancial an extensive knowledge of the east Tennessee business community. Furthermore, we believe his accounting and finance experience, together with his leadership experience and business acumen, is beneficial to our board.

Monique P. Berke (50)	2014	Ms. Berke is Vice President of business transformation at CBL & Associates Properties, Inc, a position she has held since 2015. CBL & Associates is a developer and manager of retail shopping properties in the United States. Ms. Berke graduated from Stanford University with a Bachelor of Arts degree in Psychology and a Master of Business Administration. From 2012 to 2015 Ms. Berke was Vice President of Investment Operations for Unum Group, a global provider of financial protection benefits. From 2010 until 2012 she served as Vice President, Human Resources, Global Services for Unum. Prior to 2009, she owned and operated Berke Coaching & Consulting, providing consulting services to Fortune 500 companies. Ms. Berke has extensive experience in the financial services industry with specializations in human resources and operational effectiveness. She has served on several community non-profit boards and committees and is the recipient of many professional awards. Her corporate and consulting backgrounds add extensive experience to our board in matters concerning human resources, process and change management, and strategic planning.

Name (Age)	Director Since	Positions and Business Experience
William Y. (“Billy”) Carroll, Jr. (48)	2007	Mr. Carroll is the President and Chief Executive Officer of SmartBank and the President and Chief Executive Officer of SmartFinancial, positions he has held since 2007. A graduate of the University of Tennessee, he earned his bachelor’s degree in Business Administration. Following graduation, Mr. Carroll worked for Kraft CPAs in Nashville, Tennessee, earning his Certified Public Accountant certification. He joined Citizens National Bank in Sevierville, Tennessee in 1992 where he held various management positions, including Executive Vice President and Chief Financial Officer. He also served on that bank’s board of directors. Mr. Carroll is active in the community and served as past president of Sevier County High School Foundation; member of the Sevierville Planning Commission; president of the Sevier County’s University of Tennessee Alumni chapter; and numerous other local organizations. Mr. Carroll previously served on the board of the Federal Reserve Bank, Nashville branch. Mr. Carroll is the son of William (“Bill”) Carroll, Sr.

William (“Bill”) Carroll, Sr. (77)	2007	Mr. Carroll served as Chairman of the board of Legacy SmartFinancial starting in 2010 and as Chairman and Director of Business Development of SmartBank since its inception in 2007. Mr. Carroll began his banking career in 1963 at Hamilton National Bank in Knoxville. He joined Citizens National Bank when it opened in 1973, serving originally as its vice president and eventually as its President, Chief Executive Officer and Chairman of the Board. As CEO, Mr. Carroll led Citizens National Bank’s senior management team in all major decision making and led Citizens National Bank through a period of considerable growth. Mr. Carroll is a past President and board member of the Tennessee Bankers Association, the past President of Bank Administration Institute (Smoky Mountain Chapter), and past President of Ridgeway Life Insurance Company. Mr. Carroll is also a former member of the University of Tennessee board of trustees. Mr. Carroll is the father of Billy Carroll. In addition to his considerable knowledge of the east Tennessee business community, Mr. Carroll brings considerable strategic insight and management skills gained over the course of 50 years in banking.

Frank S. McDonald (65)	2005	Mr. McDonald has served as President of FMA Architects, PLLC, a Chattanooga based architectural firm, for more than 25 years. He graduated from University of Tennessee with a Bachelor of Arts in Architecture. Mr. McDonald’s extensive experience in the development and real estate industry assists the bank’s loan origination process and credit risk management. In addition, he has vast experience in board governance and has served as chairman of several non-profit organizations.

Ted Charles Miller (73)	2007	Mr. Miller is the president and partner of Dolly Parton Productions, positions he has held since 1986, and has over 51 years’ experience in tourism, recreation, development, and

Name (Age)	Director Since	Positions and Business Experience
		marketing of themed attractions. Mr. Miller is director and secretary at World Choice Investments, which owns and operates restaurant and entertainment venues in multiple states. He is a graduate of Reeds Springs, Missouri High School. Mr. Miller serves as vice chair of the Dollywood Foundation and the Imagination Library. Mr. Miller brings 50 years’ of marketing and strategic planning expertise along with business acumen and unique knowledge of the east Tennessee market.

David A. Ogle (59)	2007	Mr. Ogle earned his undergraduate degree from East Tennessee State University and has his master’s degree in Construction Science and Management from Clemson University. Mr. Ogle is a partner and co-founder of Five Oaks Development Group, which develops commercial real estate and tourism assets in east Tennessee. Mr. Ogle is also founder and sole stockholder in Five Oaks/Ogle, Inc., a commercial general contractor and real estate broker, which has completed over $100 million in commercial construction since 1990. Mr. Ogle is co-founder and president of Oaktenn, Inc., which is the owner/operator of five hotel properties in Sevier County and a Marriott franchise partner. Mr. Ogle is also co-founder and officer in Five Oaks Outlet Centers, Inc., which develops and owns shopping centers and commercial property primarily in Sevier and Knox counties. Mr. Ogle brings strong leadership skills for our board and has valuable experience in growing companies gained from his career in commercial real estate.

Doyce G. Payne, M.D. (66)	1997	Dr. Payne practiced obstetrics and gynecology in the Chattanooga area for more than twenty years prior to his redirecting his practice to international medical missions in 2003. He graduated undergraduate studies and medical school from the University of Florida. As a resident of Chattanooga, his knowledge of the Chattanooga market fits well with SmartFinancial’s strategy of focusing on Hamilton County as one of its core banking franchises. He also serves on the boards of several non-profit organizations.

Wesley M. (“Miller”) Welborn (57)	2005	Mr. Welborn is the chairman of the board of directors for SmartFinancial, a position he has held since 2009. Mr. Welborn is a former founding partner of the Lamp Post Group, a Chattanooga-based venture capital incubator, where he served as a partner from 2010 to 2015. Mr. Welborn has also served as president of Welborn & Associates, Inc., a Chattanooga based consulting firm specializing in transportation logistics, for more than ten years. Mr. Welborn has served on the boards of numerous trucking companies and associations, and is the former President and Chief Executive Officer of the transportation company Boyd Brothers Inc., a publicly traded trucking company. In addition, he served for two terms as a director of the Federal Reserve Bank of Atlanta’s Birmingham

Name (Age)	Director Since	Positions and Business Experience
		Branch. He also serves on the boards of several non-profit organizations. In addition to his banking experience, Mr. Welborn brings extensive knowledge of entrepreneurial business strategies and a deep knowledge of the Chattanooga market. Additionally, he provides valuable experience with public company purchase and sale transactions.

Keith E. Whaley, O.D. (46)	2007	Dr. Whaley founded Whaley Family Eyecare in Pigeon Forge, Tennessee in 1996, and he brings considerable knowledge of the Sevier County business community, one of the Bank’s core banking markets. Dr. Whaley attended the University of Tennessee, Chattanooga and the University of Tennessee. His earned his Bachelor of Science and his Doctor of Optometry from the Southern College of Optometry. Dr. Whaley brings strong leadership skills to our board, and he brings considerable knowledge of the Sevier County business community, one of SmartBank’s core banking markets.

Geoffrey A. Wolpert (60)	2007	Mr. Wolpert graduated from the University of South Carolina with a degree in business management. Mr. Wolpert has over thirty years’ experience in the hospitality industry, operating two successful restaurants in Gatlinburg, Tennessee. In 1991 Mr. Wolpert joined the board of directors of The First National Bank of Gatlinburg. Mr. Wolpert was on the executive committee of the board of directors when it merged with BankFirst, which ultimately became publicly traded on Nasdaq and was acquired by BB&T. As an entrepreneur and business owner with over two decades’ of service as a bank director, Mr. Wolpert brings extensive experience and leadership to the board.

Information about our Executive Officers

The following table shows for each executive officer of SmartFinancial as of January 13, 2017 (other than those executive officers who are also directors and are discussed above): (1) his or her name; (2) his or her age; (3) how long he or she has been an officer of SmartFinancial, Legacy SmartFinancial and/or SmartBank; (4) his or her position(s) with SmartFinancial or SmartBank; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Officer Since	Positions and Business Experience
Gregory L. Davis (50)	2007	Mr. Davis is the Chief Lending Officer of SmartFinancial. Mr. Davis began his career as an examiner for the Tennessee Department of Financial Institutions. In 1998 Mr. Davis joined BB&T as a Vice President and Commercial Lender. Mr. Davis became Senior Vice President and the City Executive for BB&T in Sevier County and was responsible for coordinating documentation, credit analysis, and loan reviews for commercial lending as well as prospecting, deposit gathering, product sales, and officer training and coaching until he left BB&T in 2006. Mr. Davis is a 1988 graduate of the University of Tennessee.

Name (Age)	Officer Since	Positions and Business Experience
Nathaniel F. Hughes (58)	1999	Mr. Hughes is the Company’s Executive Vice President and Investor Relations Officer and Investment Officer. He previously served as the President and Chief Executive Officer of Cornerstone Bancshares from November 2009 until its merger with Legacy SmartFinancial in 2015. He held various positions with Cornerstone Community Bank, including President and Chief Financial Officer, and Chief Operating Officer prior to its merger with SmartBank. He has over 30 years’ experience in the banking and financial services industry, including expertise in finance and accounting. Mr. Hughes possesses extensive knowledge of the Company’s business and regulatory environment, including matters affecting public companies. As chief executive, he was intimately involved in Cornerstone Bancshares’ strategic vision and direction and interacts with key executives and constituents within and outside SmartFinancial. He also serves on the boards of several non-profit organizations.

C. Bryan Johnson (48)	2010	Mr. Johnson is Chief Financial Officer of SmartFinancial and SmartBank. Mr. Johnson is a graduate of the United States Military Academy at West Point with a Bachelor of Science in Economics, Mathematical. After college, he attended Officer Basic Training and Airborne School before serving as an Artillery Officer with the First Armored Division in Europe. Following a deployment to Bosnia as the Battalion Intelligence Officer, Mr. Johnson left the Army as a Captain.

		In 2000, Mr. Johnson received his J.D. and MBA in Finance from the University of Tennessee. Mr. Johnson has held the Chartered Financial Analyst Designation since 2000. Following graduate school, he joined Moon Capital Management, a registered investment advisor where he was primarily responsible for public company research. In addition, from 2002 to 2009 he taught senior level finance classes and a graduate accounting class at the University of Tennessee as an adjunct professor. He is a member of the CFA Society of East Tennessee and a member of the West Point Society of East Tennessee.

Rhett D. Jordan (45)	2013	Mr. Jordan is Chief Credit Officer of SmartFinancial and SmartBank, and he has worked in the banking industry for over 20 years. Prior to joining SmartBank, Mr. Jordan most recently served as the Senior Vice President & East Tennessee Area Credit Officer for Regions Bank in Knoxville, beginning in 2012, prior to joining SmartBank. He also served as the Executive Vice President and Chief Credit Officer for BankEast in Knoxville from 2009 to 2012 and assisted with BankEast’s acquisition by U.S. Bank in the first quarter of March 2012. Mr. Jordan received his Bachelor of Science degree in Business

Name (Age)	Officer Since	Positions and Business Experience
		Administration with a Management concentration from Samford University, and his MBA from Spring Hill College in Mobile, Alabama.

		Mr. Jordan previously served in various relationship management and credit roles throughout his banking career in the state of Alabama. Mr. Jordan is currently a member of the Risk Management Association, and is a past member of the Association of Financial Professionals and the United Way of East Tennessee Funds Allocation Committee. Mr. Jordan also served on various regional not for profit organization boards and committees during his banking career.

Gary W Petty, Jr. (42)	2000	Mr. Petty has over twenty years’ experience in the banking industry. He currently serves as the Executive Vice President and Chief Risk Officer of SmartFinancial. Prior to Cornerstone Bancshares’ merger with Legacy SmartFinancial, Mr. Petty served Cornerstone Bancshares in several leadership roles, including Chief Financial Officer and Chief Operating Officer of Cornerstone Community Bank and Senior Vice President of Cornerstone Community Bank, and as Vice President/Internal Auditor. Mr. Petty received his undergraduate degree in Economics from the University of Georgia and a Master of Accountancy degree from the University of Tennessee at Chattanooga.

Family Relationships

Billy Carroll, the Chief Executive Officer and President of the Company is the son of Bill Carroll who is the Vice Chairman of the board of directors and Director of Business Development of SmartBank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to SmartFinancial with respect to beneficial ownership of SmartFinancial’s common stock as of January 13, 2017 for (i) each director, (ii) each holder of 5% or greater of SmartFinancial’s common stock, (iii) SmartFinancial’s named executive officers, and (iv) all named executive officers and directors as a group. The following calculations are based on 5,896,558 shares of SmartFinancial common stock outstanding on January 13, 2017.

	Prior to the offering		After the offering
			Assuming the over- allotment option is not exercised		Assuming the over- allotment option is fully exercised
	Number of shares beneficially owned		Number of shares beneficially owned		Number of shares beneficially owned
Name	Number of shares(1)(2)	Percentage(3)	Number of shares(1)(2)	Percentage(4)	Number of shares(1)(3)	Percentage(4)
Directors and Named Executive Officers
Victor L. Barrett	172,000	2.92%	172,000	2.22%	172,000	2.16%
Monique P. Berke	4,525	*	4,525	*	4,525	*
Bill Carroll	192,842	3.27%	110,800	1.44%	110,800	1.38%
Billy Carroll(5)	136,142	2.31%	69,100	*	69,100	*
Gregory L. Davis	49,031	*	28,031	*	28,031	*
Nathaniel F. Hughes	75,787	1.29%	75,787	*	75,787	*
Frank S. McDonald	11,491	*	11,491	*	11,491	*
Ted C. Miller	125,747	2.13%	125,747	1.62%	125,747	1.58%
David A. Ogle(5)(6)	258,047	4.38%	258,047	3.33%	258,047	3.23%
Doyce G. Payne, M.D.	51,350	*	51,350	*	51,350	*
Wesley M. Welborn	66,525	1.13%	66,525	*	66,525	*
Keith E. Whaley, O.D.	76,742	1.30%	76,742	*	76,742	*
Geoffrey A. Wolpert	193,682	3.28%	193,682	2.50%	193,682	2.43%
Directors and Named Executive Officers as a Group (13 persons)	1,413,911	22.26%	1,243,827	15.64%	1,243,827	15.18%
Persons known by the Company to own more than 5% of the outstanding shares common stock:
The Banc Funds Co. L.L.C.(7)	312,353	5.12%

*Less	than 1%
(1)	Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and investment power (including shares as to which spouses and minor children of the individuals covered by this table have such power).
(2)	Includes shares that may be acquired within the next 60 days as of January 13, 2017, by exercising vested stock options but does not otherwise include any unvested stock options.
(3)

For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, these percentages are determined by assuming that each director or executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.
(4)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days and that the selling shareholders exercise 205,084 options to purchase common stock. For the directors and executive officers as a group, these percentages are determined by assuming that each director or executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.
(5)	As of January 13, 2017, the following individuals have pledged common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Ogle: 41,108 shares; Mr. Billy Carroll: 15,750 shares.
(6)	Includes 36,800 shares owned by a general partnership, of which Mr. Ogle is a partner.
(7)	Beneficial ownership of The Banc Funds Company, L.LC., 20 North Wacker Drive, Suite 3300, Chicago, IL 60606, is based on its and its affiliates’ Schedule 13G/A filed with the SEC on February 10, 2016.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain material United States federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of our common stock issued pursuant to this offering. We do not intend for this summary to be a description of any other tax consequences of purchasing, owning and disposing of our common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and judicial and administrative authority. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This section does not consider state, local, estate or foreign tax consequences, nor does it address tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, certain former citizens or long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment).

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. holder defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a holder of our common stock other than:

•	an individual citizen or resident of the United States (for tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

We have not paid or declared dividends to holders of our common stock in the most recent three years. However, if we do make distributions with respect to our common stock, such distributions will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. Holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. Holder’s shares of our common stock, as gain from the sale or exchange of such stock. Except as described below, if you are a non-U.S. holder of our shares, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or another payor:

•

A valid IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8 (or successor form) upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

In the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS. If a non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If dividends paid to a non-U.S. holder are “effectively connected” with the conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that such holder maintains in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that such holder has furnished to us or another payor a valid IRS Form W-8ECI or other applicable IRS Form W-8 (or successor form) upon which such holder represents, under penalties of perjury, that:

•	You are a non-U.S. person, and

•	The dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or other taxable disposition

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock unless:

•	The gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment;

•	If you are an individual and are present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or

•

Our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” (USRPHC) for U.S. federal income tax purposes and, if our common stock is “regularly traded” on an established securities market, you held, directly or indirectly, at any time during the shorter of (i) the five-year period ending on the date of disposition or (ii) your holding period, more than 5% of our common stock.

We believe that we are not currently and will not become a USRPHC and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates generally in the same manner as if you were a U.S. resident. If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates generally in the same manner as if you were a U.S. person and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the disposition, which tax may be offset by U.S.-source capital losses for the year. You should consult any applicable income tax or other treaties that may provide for different rules.

U.S. federal estate tax

Shares of our common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Payments to foreign financial institutions

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” (as specifically defined under these rules) and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied or the holder otherwise establishes an exemption.

As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is not subject to FATCA. Different rules than those described above may apply to non-U.S. holders resident in jurisdictions that have entered into inter-governmental agreements with the United States.

The required withholding currently applies to dividends on our common stock and will apply beginning on January 1, 2019, with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective non-U.S. holders should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Information reporting and backup withholding

Under certain circumstances, U.S. Treasury regulations require information reporting and backup withholding on certain payments on common stock.

Payment of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

U.S. backup withholding is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Payments of dividends on or of proceeds from the disposition of our common stock will generally be exempt from backup withholding, provided the non-U.S. Holder meets applicable certification requirements, including providing a correct and properly executed IRS Form W-8BEN, W-8BEN-E (or other applicable form) or otherwise establishing an exemption and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN THE APPLICABLE LAWS.

UNDERWRITING

We, the selling shareholders and Raymond James & Associates, Inc., as representative of the underwriters named below, intend to enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriters have agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Raymond James & Associates, Inc.
Keefe, Bruyette & Woods, Inc.
Hovde Group, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement, other than the over-allotment shares described below, if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at that price less a concession not in excess of $             per share. The underwriter may allow, and the dealers may re-allow, a concession not in excess of $             per share on sales to other dealers. After this public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders, respectively. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Over- allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$
Proceeds to selling shareholders	$	$	N/A

We and the selling shareholders estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            . We have agreed to reimburse the underwriters up to $75,000 for reasonable out-of-pocket costs and expenses customarily borne by an issuer relating to the purchase, sale, and delivery of the shares offered by the underwriters, including fees and expenses of filing with the SEC and FINRA (plus Blue Sky fees and expenses).

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 240,000 additional shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. If the underwriters exercise this over-allotment option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

For a period of 180 days following the date of this prospectus supplement, without the prior written consent of Raymond James, we, our executive officers, directors, and our selling shareholders have agreed not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of our securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any of our securities. This lock-up provision applies to securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. With respect to issuances or sales by us, this agreement does not apply to securities issued upon the grant or exercise of options for cash, and other customary exceptions.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SMBK”.

Other Relationships

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, and brokerage activities. Some of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock offered by this prospectus supplement will be passed upon for us by Butler Snow LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Bass, Berry & Sims PLC.

EXPERTS

The consolidated financial statements of SmartFinancial, Inc. and its subsidiaries as of and for each of the years ended December 31, 2015 and 2014, included in our annual report on Form 10-K for the year ended December 31, 2015 have been audited by Mauldin & Jenkins, LLC, an independent registered public accounting firm, as set forth in their report appearing in SmartFinancial’s annual report on Form 10-K for the year ended December 31, 2015 and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the internet at the SEC web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call (212) 401-8700.

In addition, we maintain a corporate website at www.smartbank.com. We make available through our website our SEC filings as soon as reasonably practical after we electronically file such material with the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus supplement and the accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 30, 2016;

•

those portions of our definitive proxy statement on Schedule 14A filed on April 6, 2016, in connection with our annual meeting of shareholders that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly reports on Form 10-Q for each of the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016; and

•

our current reports on Form 8-K filed on March 2, 2016, May 24, 2016, September 8, 2016, September 29, 2016, and December 14, 2016, except to the extent any such information is deemed “furnished” in accordance with SEC rules.

We are also incorporating by reference any future filings made by the Company with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus supplement and accompanying prospectus are a part and before the termination of the offering of the common stock; provided, however, that we are not incorporating by reference any documents, or portions of documents or other information deemed to have been “furnished” and not “filed” with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

We are also incorporating by reference the description of our common stock set forth in the registration statement on Form S-4 filed on April 16, 2015, and any amendment or report filed with the SEC for the purpose of updating such description.

You can obtain a copy of any documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus at no cost by writing or telephoning us at:

Investor Relations

SmartFinancial, Inc.

5401 Kingston Pike, Suite 600

Knoxville, Tennessee 37919

(865) 437-5700

PROSPECTUS

SMARTFINANCIAL, INC.

$60,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Units

We may offer, issue, and sell from time to time, together or separately, in one or more offerings any combination of (i) common stock, (ii) preferred stock, which we may issue in one or more series, (iii) debt securities, (iv) depositary shares, (v) warrants, and (vi) units, up to a maximum aggregate offering price of $60,000,000. Our debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock, and warrants may be convertible, exercisable, or exchangeable for common or preferred stock or other securities of ours. The preferred stock may be represented by depositary shares. This prospectus and any accompanying prospectus supplement may be used by the selling shareholders to offer and sell up to 200,000 shares of our common stock. Unless the applicable prospectus supplement provides otherwise, we will not receive any proceeds from the sale of common stock by the selling shareholders.

We will offer the securities in amounts, at prices, and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements also may add, update, or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering. You should read this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” carefully before you invest.

Our common stock is listed on the Nasdaq Capital Market (“NASDAQ”) under the symbol “SMBK.” On December 21, 2016, the closing price of our common stock on NASDAQ was $19.69 per share. As of December 21, 2016, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was $96,955,450 based on 5,894,033 outstanding shares of which 4,924,096 were held by non-affiliates at a price of $19.69 per share.

You are urged to obtain current market quotations of the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We or any selling shareholders may offer and sell these securities to or through one or more underwriters, dealers, or agents, or directly to purchasers, on a continuous or a delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers, or underwriters, and any applicable commissions or discounts. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors set out under the heading “Risk Factors” on page 6 in this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein together with any information set forth in a “Risk Factors” section of any applicable prospectus supplement before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not savings accounts, deposits, or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is January 9, 2017.

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ABOUT THIS PROSPECTUS

Unless context requires otherwise, in this prospectus we use the terms “we,” “us,” “our,” “SmartFinancial,” and the “Company” to refer to SmartFinancial, Inc. The terms “Bank” and “SmartBank” refer to our wholly owned subsidiary, SmartBank.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we or certain shareholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling shareholders may offer. Each time we or selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We or certain selling shareholders may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents that we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers, agents, or selling shareholders, if any, together with the terms of offering, the compensation of those underwriters and the estimated net proceeds to be received by SmartFinancial. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public via the internet at the SEC’s website (www.sec.gov). You may also inspect and copy any document we file with the SEC at the SEC’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. In addition, we maintain a corporate website at www.smartbank.com. We make available through our website our SEC filings as soon as reasonably practical after we electronically file such material with the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement, prospectus, and any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, modify, and supersede this information. We incorporate by reference the following documents we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 30, 2016;

•	those portions of our definitive proxy statement on Schedule 14A filed on April 6, 2016, in connection with our annual meeting of shareholders that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly reports on Form 10-Q for each of the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016; and

•	our current reports on Form 8-K filed on March 2, 2016, May 24, 2016, September 8, 2016, and September 29, 2016, except to the extent any such information is deemed “furnished” in accordance with SEC rules.

This prospectus also incorporates by reference the description of our common stock set forth in the registration statement on Form S-4 filed on April 16, 2015, and any amendment or report filed with the SEC for the purpose of updating such description. In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus until all the securities to which this prospectus relates are sold shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any current report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise include in, this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the information incorporated by reference into this prospectus, but not delivered herewith, at no cost, by writing or telephoning us at the following address:

Investor Relations

SmartFinancial, Inc.

5401 Kingston Pike, Suite 600

Knoxville, Tennessee 37919

(865) 437-5700

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, projections, and statements of our beliefs concerning future events, business plans, expected operating results and the assumptions upon which those statements are based. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and the like, the negatives of such expressions, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Our actual results could differ materially from those anticipated in forward-looking statements as a result of various factors, including but not limited to:

•	Deterioration in the financial condition of borrowers resulting in significant increase in loan losses and provisions for those losses;

•	Continuation of the historically low short-term interest rate environment;

•	The inability of SmartBank to maintain the historical growth rate of its lending activities and loan portfolio;

•	Changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	Effectiveness of SmartBank’s asset management activities in improving, resolving or liquidating lower-quality assets;

•	Increased competition with other financial institutions;

•	Risks associated with concentrations in certain types of loans;

•	The further deterioration in the valuation of other real estate owned and increased expenses associated therewith;

•	Risks associated with litigation, including the applicability of insurance coverage;

•	The risk that the cost savings and any revenue synergies from the merger with Cornerstone Bancshares, Inc. may not be realized fully;

•	The effect of acquisitions we may make, including without limitation, the failure to achieve the expected revenue growth and or expense savings from such acquisitions; and

•	Unanticipated regulatory or judicial proceedings.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information about SmartFinancial and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

Our executive offices are located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and our telephone number is (865) 437-5700.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $60,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices, and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We or the selling shareholders may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers, or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission, or discount arrangements with them.

Common Stock

We or the selling shareholders may sell shares of our common stock, with a par value of $1.00 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of those shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Warrants

We may sell warrants to purchase our debt securities, shares of common stock or shares of our preferred stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus, and in the documents and reports we file with the SEC after the date of this prospectus which are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include acquisitions, capital expenditures, investments, and the repayment, redemption, or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

Unless the applicable prospectus supplement provides otherwise, we will not receive any of the proceeds from the sale of our securities by selling shareholders.

DESCRIPTION OF COMMON STOCK

SmartFinancial is authorized by its charter to issue a maximum of 40,000,000 shares of common stock, $1.00 par value per share. As of December 21, 2016, there are 5,894,033 shares of common stock issued and outstanding.

There were approximately 688 holders of record of the common stock as of December 21, 2016. This number does not include shareholders with shares in nominee name held by the Depository Trust Company (“DTC”).

The following is a summary of certain rights and provisions of the shares of SmartFinancial common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Charter and Second Amended and Restated Bylaws of SmartFinancial and the Tennessee Business Corporation Act.

Dividend Rights and Limitations on Payment of Dividends. Except as described below, the holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by SmartFinancial’s board of directors out of the assets and funds legally available therefore. SmartFinancial paid no cash dividends on common stock in 2014 or 2015. SmartFinancial’s board of directors will continue to evaluate the payment of future dividends, if any, after capital needs required for expected growth of assets are reviewed.

Voting Rights. The holders of common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting.

Board of Directors. The business of SmartFinancial is controlled by a board of directors, which is elected by a plurality vote of the common shareholders.

Liquidation Rights. In the event of SmartFinancial’s liquidation, dissolution or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, all liabilities, and any liquidation preferences of any outstanding shares of preferred stock.

Conversion Rights. The holders of shares have no conversion rights.

Liability to Further Calls or to Assessments. The shares are not subject to liability for further calls or to assessments by SmartFinancial.

Transfer Agent. The transfer agent and registrar for SmartFinancial common stock is American Stock Transfer & Trust Company, LLC.

Certain Protective Provisions. Our charter and bylaws, as well as the Tennessee Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). In particular, the authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of certain rights and provisions of the shares of preferred stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Charter and Second Amended and Restated Bylaws of SmartFinancial and the Tennessee Business Corporation Act.

Preferred Stock. SmartFinancial preferred stock may be issued by vote of the directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. SmartFinancial’s Second Amended and Restated Charter authorizes the board of directors to issue up to 2,000,000 shares of preferred stock. The board of directors may, by resolution, issue a series of preferred stock and provide for the respective rights of such series at their discretion without shareholder approval. We summarize below some of the provisions that will apply to the preferred stock that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement applicable to the particular series of preferred stock that we issue. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary of ours, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on par in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

SBLF Preferred Stock. As of December 21, 2016, there were 12,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “SBLF Preferred Stock”) issued to the U.S. Treasury under the Small Business Lending Fund Program (“SBLF”). These shares are redeemable for $1,000 per share upon Federal Reserve approval at any time. In 2014 and in 2015, SmartFinancial paid dividends in the amount of $120,000 per annum to the U.S. Treasury. No other series of SmartFinancial preferred stock are issued or outstanding.

Dividends Payable on Shares of SBLF Preferred Stock. Holders of shares of SBLF Preferred Stock are entitled to receive, if, as and when declared by our board of directors out of assets legally available for payment, noncumulative quarterly cash dividends on the SBLF Preferred Stock, payable in arrears. The dividend rate that we originally paid on the SBLF Preferred Stock for a given quarterly dividend period was based on the extent in which our qualified small business lending (“QSBL”) increases during a quarter over a baseline QSBL level. For each of the first ten quarterly dividend periods, the dividend we paid on the SBLF Preferred Stock for such quarter was adjusted depending upon the extent of our increase in QSBL for the applicable quarter over the QSBL baseline level. Beginning in 2016, the dividend rate increased to 9% per annum until all of the SBLF Preferred Stock has been fully redeemed.

Dividends on the SBLF Preferred Stock are non-cumulative. If we determine to not pay any dividend or a full dividend with respect to the SBLF Preferred Stock, we are required to provide written notice to the holders of the SBLF Preferred Stock of our rationale for not declaring dividends.

Priority of Dividends; Consequences of Missed Dividends. With respect to the payment of dividends, the SBLF Preferred Stock will rank senior to our common stock and all other equity securities designated as ranking junior to the SBLF Preferred Stock (“junior stock”), and will rank at least equally with all other equity securities designated as ranking on a parity with the SBLF Preferred Stock (“parity stock”).

If we miss any of our quarterly dividend payment obligations on the SBLF Preferred Stock, then we would be required to provide written notice to the holders of the SBLF Preferred Stock stating the rationale of the board of directors’ decision for not declaring the dividend, and we would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding parity stock or on any outstanding junior stock. After the fourth missed dividend payment, whether or not consecutive, if the Company was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the board would be required to certify, in writing, that the Company used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the board’s fiduciary obligations.

If we miss five or six quarterly dividend payment obligations, the holders of the SBLF Preferred Stock would have the right to select a representative to serve as an observer on our board of directors or the right, voting as a single class, to elect two directors to fill newly-created directorships on our board of directors, respectively.

Restrictions on Dividends. So long as the SBLF Preferred Stock remains outstanding, we may declare and pay dividends on our junior stock and parity stock only if, after giving effect to the dividend, our Tier 1 Capital would be equal to or greater than the “Tier 1 Dividend Threshold” (as defined in our charter).

Redemption of SBLF Preferred Stock; Restrictions on Redemption. Subject to approval by our federal banking regulators, the SBLF Preferred Stock may be redeemed at our option at any time. The per share redemption price for shares of SBLF Preferred Stock shall be equal to the sum of the liquidation amount per share ($1,000), the per-share amount of any unpaid dividends for the current quarterly dividend period, and the pro rata amount of lending incentive fees for the current quarterly dividend period, if any. We may decide to redeem all of the outstanding SBLF Preferred Stock or a portion of the outstanding SBLF Preferred Stock not less than 25% of the initial aggregate liquidation value of the SBLF Preferred Stock. If fewer than all of the outstanding shares of SBLF Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of SBLF Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

The SBLF Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the SBLF Preferred Stock do not have any right to require redemption or repurchase of any shares of SBLF Preferred Stock.

So long as any shares of SBLF Preferred Stock remain outstanding, we may repurchase or redeem shares of our capital stock only if our Tier 1 capital will remain equal to or greater than the Tier 1 Dividend Threshold (as such is defined in our charter) after such repurchase or redemption, and dividends on all outstanding shares of SBLF Preferred Stock for the most recent quarterly dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid on the SBLF Preferred Stock with respect to any quarterly dividend period, then for the next three quarters thereafter we may not redeem, purchase or acquire any shares of junior stock or parity stock, or any other of our capital stock, equity securities or trust preferred securities then outstanding, subject to certain limited exceptions.

Conversion. The holders of SBLF Preferred Stock do not have any right to exchange or convert such shares into any other securities.

Voting Rights. In general, the holders of the SBLF Preferred Stock do not have any voting rights except as set forth in the terms of the SBLF Preferred Stock or as otherwise required by law.

If we have not declared and paid in full dividends for an aggregate of five quarters, whether or not consecutive, the holders of a majority of the outstanding shares of SBLF Preferred Stock, voting as a single class, may appoint a representative to serve as an observer on the board. Such right would continue until we had made full dividend payments for four consecutive quarters thereafter. If we have not declared and paid in full dividends for an aggregate of six quarters, and the aggregate liquidation preference of the outstanding shares of SBLF Preferred Stock is greater than $25,000,000, the authorized number of directors on our board of directors shall automatically increase by two and the holders of the SBLF Preferred Stock, voting as a single class, shall have the right to elect two directors to fill such newly created directorships. Such directors would be elected at each of our annual meetings held until we had made full dividend payments for four consecutive quarters. If extinguished by four consecutive timely dividend payments, the rights to appoint board observers and elect directors shall revest in the holders of the SBLF Preferred Stock upon each subsequent missed quarterly dividend payment.

With regard to certain other matters, the approval of the SBLF Preferred Stock, given in the form of (a) consent of Treasury if Treasury holds any shares of SBLF Preferred Stock or (b) the holders of a majority of the outstanding shares of SBLF Preferred Stock, voting as a single class, is required for effecting or validating (i) any amendment or alteration of our Articles of Incorporation to authorize, create or issue any shares (or any security convertible into any shares) of any equity security ranking senior to the SBLF Preferred Stock with respect to the payment of dividends or distribution of assets in the event of a liquidation, dissolution or winding up; (ii) any change to our Articles of Incorporation that would adversely affect the rights, privileges or voting powers of the SBLF Preferred Stock; (iii) any consummation of a binding share exchange or reclassification involving the SBLF Preferred Stock, subject to certain enumerated exceptions; and (iv) any sale of all or substantially all of our assets if the SBLF Preferred Stock will not be contemporaneously redeemed.

Preemptive Rights. The SBLF Preferred Stock does not have preemptive rights as to any of our securities, or any warrants, rights, or options to acquire any of our securities.

Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of SBLF Preferred Stock shall be entitled to receive for each share of SBLF Preferred Stock, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of SBLF Preferred Stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other stock ranking junior to the SBLF Preferred Stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of SBLF Preferred Stock and any outstanding shares of parity stock, holders of the SBLF Preferred Stock and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the SBLF Preferred Stock, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Liability for Further Assessments. Shareholders are not subject to further assessments on their shares of the SBLF Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and a trustee to be designated prior to the issuance of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”), our senior subordinated debt (“senior subordinated debt securities”), our subordinated debt (“subordinated debt securities”) or our junior subordinated debt (“junior subordinated debt securities” and, together with the senior subordinated debt securities and the subordinated debt securities, the “subordinated securities”). Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

We have summarized herein certain terms and provisions of the form of indenture (the “indenture”). The summary is not complete and is qualified in its entirety by reference to the actual text of the indenture. The indenture is an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the debt securities of a series;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including any debt of any of our subsidiaries;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations of the series of debt securities;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•	if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

We may structure one or more series of subordinated securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

The debt securities will represent our general unsecured obligations. We are a holding company and the Company’s operating assets are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from the Bank. The Bank is subject to restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by the Bank is subject to ongoing review by banking regulators.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities. The indenture does not limit the incurrence or issuance of our secured or unsecured debt including senior indebtedness.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

Any subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture, board resolution or officers’

certificate related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indenture prohibits us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•	either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the due performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•	immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to merger, consolidation and sale of assets.

Upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6)	any other Event of Default provided with respect to debt securities of that series that is set forth in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that we may have outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

No holder of any debt security may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the event of default.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with certain covenants specified in the indenture;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking or priority of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

•	in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indenture and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement applicable to a particular issuance of depositary shares, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

As of December 21, 2016, we have no warrants issued and outstanding.

We may issue, together with other securities or separately, warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the maximum or minimum number of warrants which may be exercised at any time;

•	the identity of the warrant agent;

•	any mandatory or optional redemption provision;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the amount of such principal amounts of debt securities or such number of shares of common stock or preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Warrant Adjustments

The applicable prospectus supplement will indicate the circumstances under which the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant may be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

SELLING SHAREHOLDERS

In addition to the primary offering of securities by us, this prospectus relates to the possible resale by the selling shareholders in connection with the resale of up to 200,000 shares of our common stock. The applicable prospectus supplement will identify the selling shareholders and the terms of the offering. Shares of common stock that may be offered and resold by the selling shareholders were issued and outstanding, or issuable upon exercise or conversion of securities issued and outstanding, prior to the original date of filing of the registration statement of which this prospectus forms a part.

On August 31, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of December 5, 2014, by and among SmartFinancial, Inc. (“Legacy SmartFinancial”), SmartBank, the Company, and Cornerstone Community Bank, Legacy SmartFinancial merged with and into the Company, with the Company surviving the merger and changing its name to “SmartFinancial, Inc.” As a result of the merger, each share of Legacy

SmartFinancial common stock issued and outstanding immediately prior to the merger was converted into the right to receive shares of the Company’s common stock. In addition, pursuant to the merger agreement, the Company assumed the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan (collectively, the “Legacy Plans”), and each stock option outstanding as of the effective time of the merger and granted pursuant to the Legacy Plans was immediately converted into an option to purchase shares of the Company’s common stock, based on an exchange ratio set forth in the merger agreement.

Each of the selling shareholders is a former director or officer of Legacy SmartFinancial, and the shares of common stock that may be offered and resold by selling shareholders either (i) were acquired by the selling shareholders in connection with the merger with Legacy SmartFinancial, Inc. on August 31, 2015, or (ii) will be acquired upon exercise of vested stock options currently issued and outstanding under the Legacy Plans.

Selling shareholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders will receive all the proceeds from the sale of securities. We will not receive any proceeds from sales by selling shareholders.

We do not know when or in what amounts the selling shareholders may offer the shares of common stock for sale. The selling shareholders may not sell any or all of the shares of common stock offered by this prospectus. Because the selling shareholders may offer all or some of the securities in this offering, and because, to our knowledge, no sale of any of shares of common stock is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the shares of common stock that will be held by the selling shareholders after completion of the offering

Information about the selling shareholders may change over time and changed information will be set forth in supplements to this prospectus to the extent necessary.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we or any selling shareholder may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement. The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we or a selling shareholder may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We or a selling shareholder may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Several of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities.

Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus. This prospectus may also be used in connection with any issuance of common stock, preferred stock or debt securities upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Sales by Selling Shareholders

Selling shareholders may use this prospectus in connection with the resale of up to 200,000 shares of common stock. The applicable prospectus supplement will identify the selling shareholders, number of shares of common stock to be offered by the selling shareholders, and the terms of the offering. Selling shareholders may be deemed to be underwriters in connection with the shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders will receive all the proceeds from the sale of common stock. We will not receive any proceeds from sales by selling shareholders.

On August 31, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of December 5, 2014, by and among Legacy SmartFinancial, SmartBank, the Company, and Cornerstone Community Bank, Legacy SmartFinancial merged with and into the Company, with the Company surviving the merger and changing its name to “SmartFinancial, Inc.” As a result of the merger, each share of Legacy SmartFinancial common stock issued and outstanding immediately prior to the merger was converted into the right to receive shares of the Company’s common stock. In addition, pursuant to the merger agreement, the Company assumed the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan (collectively, the “Legacy Plans”), and each stock option outstanding as of the effective time of the merger and granted pursuant to the Legacy Plans was immediately converted into an option to purchase shares of the Company’s common stock, based on an exchange ratio set forth in the merger agreement.

Each of the selling shareholders is a former director or officer of Legacy SmartFinancial, and the shares of common stock that may be offered and resold by selling shareholders either (i) were acquired by the selling shareholders in connection with the merger with Legacy SmartFinancial, Inc. on August 31, 2015, or (ii) will be acquired upon exercise of vested stock options currently issued and outstanding under the Legacy Plans.

We do not know when or in what amounts the selling shareholders may offer the common stock for sale. The selling shareholders may not sell any or all of the securities offered by this prospectus. Because the selling shareholders may offer all or some of the securities in this offering, and because, to our knowledge, no sale of any of the common stock is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of shares of common stock that will be held by the selling shareholders after completion of the offering.

Information about the selling shareholders may change over time and changed information will be set forth in supplements to this prospectus to the extent necessary.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereunder will be passed upon by Butler Snow LLP, Nashville, Tennessee. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers, agents, or selling shareholders, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of SmartFinancial as of December 31, 2015 and 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Mauldin & Jenkins, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

1,770,084 shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

RAYMOND JAMES

HOVDE GROUP, LLC

January     , 2017